Exhibit 2.1

______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

by and among

NOVOLEX HOLDINGS, LLC,

ALPHA LION SUB, INC.

and

PACTIV EVERGREEN INC.

Dated as of December 9, 2024

______________________________________________________________________________

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Exhibits

Exhibit A – Certificate of Incorporation of the Surviving Corporation

v

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Acceptable MNPI Section 5.16(b)

Acquisition Proposal Section 8.3(a)

Action Section 3.9

Adverse Recommendation Change Section 5.3(c)

Affiliate Section 8.3(b)

AGM Person Section 8.3(c)

Agreement Preamble

Alternative Acquisition Agreement Section 5.3(c)

Alternative Financing Section 5.15(b)

Anti-Corruption Laws Section 8.3(d)

Antitrust Law Section 8.3(e)

Apollo Funds Section 8.3(f)

Benefits Period Section 5.7(a)

Book-Entry Shares Section 2.3(b)

Business Day Section 8.3(g)

Capitalization Time Section 3.2(a)

Certificate of Merger Section 1.3

Certificates Section 2.3(b)

Closing Section 1.2

Closing Date Section 1.2

Code Section 2.4

COFECE Section 8.3(h)

Commitment Letters Section 4.7(a)

Company Preamble

Company Benefit Plan Section 8.3(i)

Company Board Recitals

Company Board Recommendation Section 3.3(b)

Company Bylaws Section 1.5(b)

Company Charter Section 1.5(a)

Company Credit Agreement Section 8.3(j)

Company Disclosure Letter Article III

Company Employee Section 5.7(a)

Company Group Section 8.3(k)

Company Owned IP Section 8.3(l)

Company PSU Section 2.2(b)

Company Registered IP Section 3.18(a)

Company Related Party Section 8.3(m)

Company RSU Section 2.2(a)

Company SEC Documents Section 3.5(a)

Company Stock Plan Section 8.3(n)

Company Stockholder Approval Section 3.3(a)

Company Stockholder Written Consent Recitals

Company Termination Fee Section 7.3(b)

Compliant Section 8.3(o)

Confidentiality Agreement Section 5.5(b)

(Continued)

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Contract Section 8.3(p)

control Section 8.3(q)

Controlled Group Liability Section 8.3(r)

COVID-19 Section 8.3(s)

CPPIB Section 8.3(t)

CPPIB Person Section 8.3(u)

Damages Section 5.10(a)

DCL Party Section 4.7(a)

Debt Commitment Letter Section 8.3(w)

Debt Documents Section 5.15(b)

Debt Financing Section 8.3(w)

Debt Financing Sources Section 8.3(x)

Debt Financing Sources Related Parties Section 7.3(g)

Debt Offer Section 5.17(a)

Debt Offer Documents Section 5.17(a)

Debt Offers Section 5.17(a)

Delaware Secretary of State Section 1.3

Designated Claims Section 8.3(y)

DGCL Section 1.1

Discharge Section 5.17(a)(iii)

Dissenting Shares Section 2.5

DTC Section 2.3(d)

DTC Payment Section 2.3(d)

Effective Time Section 1.3

Electronic Delivery Section 8.14

Environmental Laws Section 8.3(z)

Environmental Permits Section 8.3(aa)

Equity Commitment Letters Recitals

Equity Commitment Parties Recitals

Equity Financing Section 8.3(bb)

ERISA Section 8.3(cc)

ERISA Affiliate Section 8.3(dd)

Exchange Act Section 3.4(b)

Excluded Information Section 8.3(ee)

Existing Notes Section 8.3(ff)

Existing Notes Indentures Section 8.3(gg)

Financing Section 4.7(a)

Financing Purposes Section 4.7(a)

Foreign Antitrust Laws Section 3.4(b)

Foreign Plan Section 8.3(hh)

Fraud Section 8.3(ii)

GAAP Section 3.5(b)

Goldman Section 3.25

Government Official Section 8.3(jj)

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Governmental Entity Section 3.4(b)

Guarantor Recitals

HSR Act Section 3.4(b)

Identified MNPI Section 5.16(b)

Indebtedness Section 8.3(kk)

Indemnified Parties Section 5.10(a)

Information Statement Section 3.7

Intellectual Property Section 8.3(ll)

International Trade Laws Section 8.3(mm)

Intervening Event Section 8.3(nn)

IRS Section 3.11(a)

IT Assets Section 8.3(oo)

Joint Venture Agreement Section 8.3(pp)

Joint Venture Entity Section 8.3(qq)

knowledge Section 8.3(rr)

Law Section 3.4(a)

Lazard Section 3.25

Leased Real Property Section 8.3(ss)

Leases Section 8.3(tt)

Liens Section 8.3(uu)

Limited Guarantees Recitals

Listed Customers Section 3.15(a)(ix)

Listed Suppliers Section 3.15(a)(x)

Marketing Period Section 8.3(vv)

Material Adverse Effect Section 8.3(ww)

Material Contracts Section 3.15(a)(xii)

Materials of Environmental Concern Section 8.3(xx)

Merger Section 1.1

Merger Consideration Section 2.1(a)

Merger Sub Preamble

Nasdaq Section 8.3(yy)

Non-Tax Agreement Section 3.14(h)

OFAC Section 8.3(zz)

Offering Documents Section 8.3(aaa)

Ordinary Course of Business Section 8.3(bbb)

Owned Real Property Section 8.3(ccc)

Parent Preamble

Parent Material Adverse Effect Section 8.3(ddd)

Parent Plan Section 5.7(c)

Parent Related Parties Section 8.3(eee)

Parent Termination Fee Section 7.3(d)

Parent Written Consent Recitals

Paying Agent Section 2.3(a)

Payment Fund Section 2.3(a)

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Payoff Letter Section 5.17(b)

Permits Section 3.10

Permitted Encumbrances Section 8.3(fff)

Person Section 8.3(ggg)

Personal Information Section 3.19(a)

Preferred Stock Section 3.2(a)

Privacy Law Section 3.19(a)

Privacy Requirements Section 3.19(a)

Prohibited Modifications Section 5.15(b)

PSU Performance Level Section 8.3(hhh)

Real Property Section 8.3(iii)

Related Party Section 8.3(jjj)

Release Section 8.3(kkk)

Remedy Actions Section 5.6(g)

Representatives Section 5.3(a)

Required Information Section 8.3(lll)

Sanctioned Country Section 8.3(mmm)

Sanctions Section 8.3(nnn)

Sanctions Target Section 8.3(ooo)

Sarbanes-Oxley Act Section 3.5(a)

SEC Section 3.5(a)

Securities Act Section 3.5(a)

Shares Section 2.1(a)

Solvent Section 8.3(ppp)

Subsidiary Section 8.3(ppp)

Superior Proposal Section 8.3(rrr)

Surviving Corporation Section 1.1

Takeover Laws Section 3.23

Tax Returns Section 8.3(sss)

Taxes Section 8.3(ttt)

Termination Date Section 7.1(b)(i)

Transaction Documents Section 8.3(uuu)

Transaction Litigation Section 5.18

Treasury Regulations Section 2.4

U.S. Section 8.3(vvv)

United States Section 8.3(vvv)

WARN Act Section 8.3(www)

Willful and Material Breach Section 8.3(xxx)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2024 (this “Agreement”), by and among NOVOLEX HOLDINGS, LLC, a Delaware limited liability company (“Parent”), ALPHA LION SUB, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and PACTIV EVERGREEN INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend to effect the merger of Merger Sub with and into the Company, with the Company surviving that merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (b) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (d) directed that the adoption of this Agreement be submitted to a vote of the stockholders and (e) subject to Section 5.3, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL;

WHEREAS, the Board of Directors of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (d) recommended that Parent, as Merger Sub’s sole stockholder, adopt this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as consideration for, and an inducement to, the Company’s willingness to enter into this Agreement, each of the Apollo Funds and CPPIB Investor (CPPIB Investor, together with the Apollo Funds, the “Equity Commitment Parties”), has entered into and delivered an equity commitment letter pursuant to which each of the Apollo Funds and CPPIB Investor, respectively, has committed to provide the Equity Financing (the “Equity Commitment Letters”);

WHEREAS, concurrently with the execution of this Agreement, and as consideration for, and inducement to, the Company’s willingness to enter into this Agreement, the Equity Commitment Parties have entered into and delivered limited guarantees (the “Limited Guarantees”) with respect to certain obligations of Parent and Merger Sub under this Agreement (each Equity Commitment Party delivering a Limited Guarantee, in such capacity, a “Guarantor”);

WHEREAS, immediately following and substantially contemporaneously with the execution and delivery of this Agreement, Parent will execute and deliver to Merger Sub (with a copy to the Company), as the sole stockholder of Merger Sub, a resolution or consent approving the Merger, this Agreement and the transactions contemplated hereby (the “Parent Written Consent”); and

WHEREAS, following the execution and delivery of this Agreement, the requisite holder of a majority of the outstanding Shares entitled to vote thereon is expected to execute and deliver to the Company an irrevocable consent approving the adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Written Consent”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on the third (3rd) Business Day following the satisfaction or, to the extent not prohibited by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties hereto shall cooperate in connection therewith; provided, further that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions) that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than four (4) Business Days’ prior notice to the Company and (b) the third (3rd) Business Day following the final day of the Marketing Period. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger with respect to the Merger (the “Certificate of Merger”) prepared and executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), by virtue of the Merger, shall be amended and restated so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (with any changes as the Company and Parent shall mutually agree) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by the DGCL.

Section 1.6 Directors. The parties hereto shall take all actions necessary so that, as of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the holders of any of the securities of the parties hereto or any other Person, the following shall occur:

(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into the right to receive $18.00 in cash, without interest (the “Merger Consideration”) to be paid in accordance with Section 2.3. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company, in each case, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision, combination, exchange or readjustment of shares, or the payment of any stock dividend or stock distribution with a record date during such period, or any merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Treatment of Equity Awards.

(a) At the Effective Time, except as set forth in Section 5.1(b) of the Company Disclosure Letter with respect to Company RSUs granted after the date of this Agreement, each restricted stock unit granted pursuant to the Company Stock Plan that vests based solely on continued service (each, a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, and in exchange therefor, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to each former holder of any such canceled Company RSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company RSU (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSU).

(b) At the Effective Time, each performance share unit granted pursuant to the Company Stock Plan (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time shall be canceled, and in exchange therefor, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to each former holder of any such canceled Company PSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares to which the holder of such Company PSU would be entitled upon settlement thereof assuming satisfaction of the associated performance goal at the applicable PSU Performance Level (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company PSU).

(c) Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions and cause such other actions to be taken as may be required in its reasonable discretion to (i) effectuate the actions contemplated by this Section 2.2, (ii) ensure that after the Effective Time no holder of any Company RSU or Company PSU shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect thereto, except as provided in this Section 2.2, and (iii) ensure that, on and after the Effective Time, no further Company RSU or Company PSU or other rights with respect to Shares shall be granted or outstanding under the Company Stock Plan or otherwise.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub or Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent or any other bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b) As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal in form and substance reasonably acceptable to Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(h)), to the Paying Agent) and (ii) instructions for completing such letter of transmittal and effecting the surrender of such Certificates (or complying with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(h)) in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(h)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash to which such holder is entitled pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred, in each case, to the reasonable satisfaction of Parent and Paying Agent and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent and Paying Agent that such Tax either has been paid or is not applicable.

(c) Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (prevailing Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds sufficient to pay the Merger Consideration with respect to all Shares held of record by DTC or such nominees immediately prior to the Effective Time (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (prevailing Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(e) All cash paid upon the surrender for exchange or cancelation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Certificates or Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) The Surviving Corporation shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in (x) short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (y) commercial paper obligations rated A-1 or P-1 (or better) by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. If for any reason (including investment losses or Shares ceasing to qualify as Dissenting Shares) the cash in the Payment Fund is insufficient to fully satisfy all of the payments of Merger Consideration to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such Merger Consideration payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(g) At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, the Surviving Corporation, the Paying Agent or any other relevant withholding agent (or their respective Affiliates (or designees)) shall be entitled to deduct and withhold (or cause to be deducted or withheld) from the consideration and other amounts otherwise payable to any holder of Shares, Company RSUs, Company PSUs or otherwise pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, the Paying Agent or the other relevant withholding agent (or their respective Affiliates (or designees)) is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”) or any other applicable provision of U.S. federal, state or local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Company, the Surviving Corporation, the Paying Agent or the other relevant withholding agent (or their respective Affiliates (or designees)), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of this Agreement and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and such holders or beneficial owners of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, in each case, unless and until such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or withdraws, forfeits, waives or loses such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL; provided, however, if any such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, forfeits, waives or loses any such right to appraisal with respect to any Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share of such Person shall be deemed to have been converted into, and have become exchangeable for, at the Effective Time, and shall thereafter represent only the right to receive, the Merger Consideration in accordance with Section 2.1(a), without interest. The Company shall serve prompt notice to Parent of any demands or notices of dissent received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations, proceedings or other Actions with respect to such demands or notices of dissent. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or notices of dissent or agree to do any of the foregoing.

Section 2.6 FIRPTA Certificate. The Company shall, on or prior to the Closing Date, provide Parent with a properly executed certificate (dated as of the Closing Date), together with the required notice to the IRS, each in accordance with Sections 897 and 1445 of the Code and the applicable Treasury Regulations promulgated thereunder and in form and substance satisfactory to Parent, stating that the Company (and any interest therein) is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that the sole recourse with respect to any failure to provide the certificate and notice under this Section 2.6 shall be to deduct and withhold (or cause such deduction or withholding to occur) amounts required to be deducted or withheld as a result of such failure from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.4.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Subsidiaries of the Company (i) is an entity duly organized or registered (as applicable), and validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized or registered (as applicable), and validly existing and in good standing, to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Joint Venture Entity (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized and validly existing and in good standing, to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has previously furnished or otherwise made available to Parent true and complete copies of the Company Charter and Company Bylaws, the organizational documents of each of the Subsidiaries and the Joint Venture Entity (including, for the avoidance of doubt, a copy of the Joint Venture Agreement), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws or any of the organizational documents of each of the Subsidiaries and the Joint Venture Entity (including, for the avoidance of doubt, the Joint Venture Agreement) in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (x) 2,000,000,000 Shares and (y) 200,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of 5:00 p.m., prevailing Eastern time, on December 5, 2024 (the “Capitalization Time”), (i) 179,365,835 Shares were issued and outstanding (none of which were held in treasury), all of which were validly issued, fully paid, nonassessable and are not subject to and were not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, (ii) no shares of Preferred Stock were issued and outstanding, (iii) an aggregate of 2,937,279 Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs, including any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSUs, and (iv) an aggregate of 3,314,264 Shares were subject to or otherwise deliverable in connection with outstanding Company PSUs (at the applicable performance target), including any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company PSUs. Except as set forth above, and except for changes since the Capitalization Time resulting from the settlement of outstanding Company RSUs and Company PSUs, as of the date of this Agreement, (A) there are no outstanding or authorized (i) shares of capital stock or other voting or non-voting equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting or non-voting equity securities of the Company or (iii) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting or non-voting equity securities or securities convertible into or exchangeable for capital stock or voting or non-voting equity securities of the Company, (B) there are no outstanding bonds, debentures, notes or other obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting or non-voting equity securities or securities convertible into or exchangeable for capital stock or voting or non-voting equity securities of the Company or any of its Subsidiaries, (C) there are no other options, calls, warrants or other rights,

Contracts, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting or non-voting equity securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party and (D) the Company is not a party to a stockholders’ agreement, voting trust agreement, registration rights agreement or other similar Contract or understanding relating to the capital stock or other voting or non-voting equity securities of the Company or any of its Subsidiaries or any other Contract or understanding relating to the disposition, voting or dividends with respect to any capital stock or other voting or non-voting equity securities of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a correct and complete list of all Company RSUs and Company PSUs outstanding as of the Capitalization Time, including the following with respect to each such award: (i) the identification number of the holder thereof; (ii) the number of Shares subject to such Company RSU or Company PSU (at the applicable performance target), including any “dividend shares” accrued thereon; (iii) the grant or issuance date; and (iv) any applicable vesting schedule.

(c) Each of the outstanding shares of capital stock or other voting or non-voting equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, and, in the case of the Company’s Subsidiaries that are corporations, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, and all such shares or other voting or non-voting equity securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens of any nature whatsoever other than transfer restrictions imposed by applicable Law, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, describing the authorized capital stock and respective owners thereof and its jurisdiction of incorporation or organization.

(d) Each of the outstanding shares of capital stock or other voting or non-voting equity securities of the Joint Venture Entity is duly authorized, validly issued, and is not subject to and was not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights and all shares or other securities are owned by the Company or a Subsidiary of the Company, free and clear of all Liens of any nature whatsoever other than transfer restrictions imposed by applicable Law (except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and by the other Persons set forth on Section 3.2(d) of the Company Disclosure Letter. Section 3.2(d) of the Company Disclosure Letter sets forth the Joint Venture Entity’s jurisdiction of organization, its voting or non-voting equity securities and the holders thereof, including percentage ownership. Except as set forth above or as expressly set forth in the Joint Venture Agreement, as of the date of this Agreement, (A) there are no outstanding bonds, debentures, notes or other obligations of the Joint Venture Entity to repurchase, redeem or otherwise acquire any capital stock, voting or non-voting equity securities or securities convertible into or exchangeable for capital stock or voting or non-voting equity securities of the Joint Venture Entity, (B) there are no other options, calls, warrants or other rights, Contracts, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting or non-voting equity securities of the Joint Venture Entity and (C) the Company is

not a party to a stockholders’ agreement, voting trust agreement, registration rights agreement or other similar Contract or understanding relating to the capital stock or other voting or non-voting equity securities of the Joint Venture Entity or any other Contract or understanding relating to the disposition, voting or dividends with respect to any capital stock or other voting or non-voting equity securities of the Joint Venture Entity.

(e) Except with respect to the Subsidiaries listed on Section 3.2(c) of the Company Disclosure Letter and the Joint Venture Entity, neither the Company nor any of its Subsidiaries or the Joint Venture Entity owns or controls, directly or indirectly, any capital stock or other voting or non-voting equity securities in any other Person, or has any obligation or commitment to acquire such capital stock or other voting or non-voting equity securities.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject to (i) the adoption of this Agreement by the holders of a majority in voting power of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval” ), which will be satisfied upon the receipt of the executed Company Stockholder Written Consent, and (ii) the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Stockholder Approval is the only vote of the holders of any class or series of shares of the stock or other voting or non-voting equity securities of the Company necessary to approve this Agreement and the Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the transactions contemplated hereby, (iii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders and (v) subject to Section 5.3, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company

Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in a manner adverse to Parent or Merger Sub.

Section 3.4 No Conflict; Consents and Approvals.

(a) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both) (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment, code, standard, policy, official norm, or decree of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both) require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local, municipal or foreign governmental or regulatory (including stock exchange or other self-regulatory) authority, agency, court, commission, department, ministry or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State), and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2022 (all such forms, reports, statements, certificates and other documents filed since January 1, 2022 and prior to the date hereof, collectively, the “Company SEC Documents”), together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”). None of the Subsidiaries of the Company (nor the Joint Venture Entity) was required or is required to make any filings with the SEC. As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. As of the date of this Agreement, there has been no material correspondence between the SEC and the Company since January 1, 2022 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date of this Agreement.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto), included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC since January 1, 2022 (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments none of which, if presented, would be material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act to allow timely decisions regarding required disclosure. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorization of officers and directors of the Company and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, in each case since January 1, 2022, (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the knowledge of the Company, any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company that have been made in writing from January 1, 2022 through the date of this Agreement, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date of this Agreement. Since January 1, 2022, (i) there has been no material change in the Company’s or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K.

Section 3.6 No Undisclosed Liabilities.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than (i) liabilities and obligations specifically disclosed or reflected on and adequately reserved against in the Company’s unaudited consolidated balance sheet as of September 30, 2024 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC or the Company’s audited consolidated balance sheet as of December 31, 2023 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC (in each case, or the notes thereto), (ii) liabilities and obligations incurred in the Ordinary Course of Business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) since September 30, 2024, (iii) liabilities and obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (v) executory obligations arising from any Contract entered into in the Ordinary Course of Business (none of which results from or was caused by a breach by the Company or any of its Subsidiaries of any such Contract) and (vi) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” that would be required to be disclosed under Item 303(a) of Regulation S-K as promulgated by the SEC. Except as have been described in the Company SEC Documents, as of the date of this Agreement, there are no unconsolidated direct or indirect Subsidiaries of the Company.

Section 3.7 Certain Information. The information statement and notice to stockholders pursuant to Sections 228(e) and 262 of the DGCL to be sent to the stockholders of the Company in connection with the Company Stockholder Written Consent (such information statement, as amended or supplemented, the “Information Statement”) will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and will be made in accordance with the applicable requirements of the DGCL (including Sections 228(e) and 262 of the DGCL). Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2023 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business in all material respects.

(b) Since December 31, 2023 through the date of this Agreement, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect that is continuing.

(c) From the date of the Company’s latest interim financial statements to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement or as required by Law, neither the Company or any of its Subsidiaries has taken any action (or omitted to take any action) as would require Parent’s consent pursuant to Sections 5.1(b)(ii), (v), (vi), (ix) or (xi).

Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2022 (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened, (i) against the Company, its Subsidiaries or any of their respective assets or properties, (ii) to the knowledge of the Company, against any officer, director or employee, in such person’s capacity as such, or, to the knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has an indemnification obligation or (iii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries that prohibits the Company or its Subsidiaries from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any judgment, order, injunction, rule, ruling, writ or decree (including a suspension or debarment) of any Governmental Entity.

Section 3.10 Compliance with Laws. The Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have in effect, and are in compliance with, all permits, licenses, exemptions, authorizations, franchises, programs, registrations, certifications, concessions, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened claims, Actions or, to the knowledge of the Company, investigations, in each case before or by any Governmental Entity that would reasonably be expected to result in the revocation or termination of any Permit, except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (including each material Foreign Plan applicable to any current or former employee of the Company or its Subsidiaries) as of the date of this Agreement; provided, that to the extent that there exist certain forms of agreement that would each individually constitute a Company Benefit Plan, such list includes only the forms of such agreement in lieu of all individual agreements that follow such forms in all material respects. With respect to each material Company Benefit Plan, the Company has furnished or made available to Parent a current, accurate, and complete copy thereof (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan description and summary of material modifications and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided thereunder; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Benefit Plans; and (v) for the three most recent years, (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Benefit Plan has been established, funded, operated and administered in all respects in accordance with its terms and in compliance with applicable Law and any applicable collective bargaining agreement;

(ii) all employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full;

(iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Benefit Plan, and each Foreign Plan that is intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status) meets all requirements for such treatment, and if intended to be filed, registered, or approved by a competent Governmental Entity, has been duly and timely filed, registered, or approved, as applicable, and has been maintained in good standing with applicable regulatory authorities; and

(iv) there is no, and since January 1, 2022, there has been no Action by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the knowledge of the Company, threatened, relating to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits).

(c) Neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates, has in the past six years been required to contribute to, or has any liability (contingent or otherwise) with respect to, any employee benefit plan that is or was (i) subject to Title IV of

ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a multiple employer plan (as defined in Section 413(c) of the Code).

(d) With respect to any Company Benefit Plan that is a defined benefit pension plan (within the meaning of Section 3(35) of ERISA) that is subject to Title IV of ERISA, (i) all premiums due to the PBGC have been paid, all required contributions have been timely made and no other liability under Title IV of ERISA has been incurred that has not been satisfied in full, and no condition exists that is likely to cause the Company or any of its Subsidiaries to incur liability under Title IV of ERISA in respect of any plan maintained by an ERISA Affiliate other than the Company or one of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has filed a notice of intent to terminate the plan or adopted any amendment to treat such plan as terminated, (iii) the PBGC has not instituted, or threatened to institute, proceedings to treat such plan as terminated, or issued any notice relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated hereby, (iv) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan, (v) there has been no “reportable event” (as defined in Section 4043 of ERISA) that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA, (vi) the Company and its Subsidiaries are not, and do not expect to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any lien pursuant to Section 430(k) of the Code, and (vii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred. Neither the Company nor any of its Subsidiaries has terminated any defined benefit pension plan within the last six years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any of its Subsidiaries nor any organization to which the Company or any of its Subsidiaries is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA. With respect to each Foreign Plan, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, in all material respects, to procure or provide for the accrued benefit obligations, as of the Closing.

(e) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates (nor any predecessor of any such entity) has any unsatisfied obligation for “withdrawal liability” (including any Controlled Group Liability related thereto) or would be subject to withdrawal liability if, as of the Closing Date, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA), in each case as a result of such Person’s sponsorship, maintenance, administration, participation in or contributions to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

(f) No Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following termination of employment, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries). Any plan disclosed on Section 3.11(f) of the Company Disclosure Letter may be amended in any manner or terminated without material liability to the Company or any of its Subsidiaries.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Merger could reasonably be expected to, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of, or otherwise enhance, any compensation or benefit due any such employee, officer, director or consultant, (iii) result in any limitation or restriction on the right of the Company’s or any of its Subsidiaries’ ability to merge, amend or terminate any of the Company Benefit Plans or (iv) give rise to any payments or benefits that would be nondeductible under Section 280G of the Code or give rise to any excise tax owing under Section 4999 of the Code. The Company has made available to Parent the “base amount” for each “disqualified individual” and a reasonable estimate of potential “parachute payments” (each as defined in Section 280G of the Code) such person could receive.

(h) Neither the Company nor any of its Subsidiaries has any obligation to compensate, gross-up or indemnify any individual for any Tax incurred, including pursuant to Section 409A or 4999 of the Code.

Section 3.12 Labor Matters.

(a) Section 3.12(a)(i) of the Company Disclosure Letter sets forth any collective bargaining agreement with any labor union or labor organization to which the Company or any of its Subsidiaries is a party. Except as set forth on Section 3.12(a)(ii) of the Company Disclosure Letter, any collective bargaining agreements to which the Company or any of its Subsidiaries is a party, or is bound by, are in full force and effect and are duly registered where required by applicable Law, and the Company and its Subsidiaries are not party to any (and to the knowledge of the Company, there are no) agreements or discussions to increase any of the benefits granted or provided thereunder except as otherwise required by all applicable Laws. There is no pending labor dispute, strike, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries (in their capacities as such), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and since January 1, 2022, have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, subcontracting, insourcing, social security, statutory profit sharing, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or independent contractor, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission or any state or local non-United States equivalent.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not incurred any liability or obligation under the WARN Act that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff subject to the WARN Act, or term of similar import under any applicable similar Law.

(e) To the knowledge of the Company, since January 1, 2022, no formal allegations of sexual or other unlawful harassment, discrimination or hostile work environment have been made against (i) any officer of the Company or any of its Subsidiaries or (ii) any employee of the Company or any of its Subsidiaries at a level of Salary Grade 12 or above. During such period, there have been no material Actions or settlements involving such matters or individuals.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent and Merger Sub: (i) the Company and each of its Subsidiaries are and, since January 1, 2022, have been in compliance with all applicable Environmental Laws, and possess, are in compliance with, and have filed timely application to renew all Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person has Released or caused the Release of any Materials of Environmental Concern at any Owned Real Property, Leased Real Property, or any other location, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information from a Governmental Entity pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state or municipal or other applicable Environmental Laws, concerning any Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the applicable Governmental Entity; and (iv) neither the Company nor any of its Subsidiaries has received any written unresolved notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has provided to Parent all Phase I environmental site assessment (or substantially equivalent reports with respect to foreign jurisdictions) relating to the Owned Real Property, the Leased Real Property, or the Company or any of its Subsidiaries, that in each case are in the Company’s or any of its Subsidiaries’ possession.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been timely filed with the appropriate Governmental Entity in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true, accurate and complete;

(b) the Company and each of its Subsidiaries have fully and timely paid all Taxes due and payable (whether or not reflected on such Tax Returns), or have adequately reserved against any such Taxes in accordance with GAAP, and neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax;

(c) the Company and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Entity (or are holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party;

(d) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the applicable financial statement in accordance with GAAP;

(e) as of the date of this Agreement, there are no Actions or other proceedings pending or threatened in writing with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received since January 1, 2021 a written claim by a Governmental Entity in a jurisdiction where it does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction;

(f) in the two (2) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution or other transaction that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law);

(g) neither the Company nor any of its Subsidiaries has been a party to or otherwise participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h) neither the Company nor any of its Subsidiaries is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement solely between and among members of the affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated federal income tax returns of which the Company is the common parent, or entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes (each, a “Non-Tax Agreement”), or has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries or pursuant to a Non-Tax Agreement pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, or otherwise by operation of Law;

(i) except as the result of extending the due date of any Tax Return, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(j) neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any amount of taxable income attributable to income that accrued to the Company or its Subsidiaries in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income, in a taxable period ending after the Closing Date, any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting with respect to any installment sales by the Company outside the Ordinary Course of Business prior to the Closing Date, an open transaction disposition by the Company or its Subsidiaries outside the Ordinary Course of Business prior to the Closing Date, the completed contract method of accounting with respect to Contracts entered into by the Company or its Subsidiaries outside the Ordinary Course of Business prior to the Closing Date, the long-term contract method of accounting, or Section 481(a) of the Code with respect to any change in accounting method made by the Company prior to the Closing Date (or any similar provision of state, local or non-U.S. Tax Law);

(k) since January 1, 2021, neither the Company nor any of its Subsidiaries has executed, entered into or is subject to any “closing agreement” as described in Section 7121 of the Code, IRS private letter ruling or advance pricing agreement or comparable agreement or ruling of any other taxing authority, nor is any such ruling or request for such ruling currently pending; and

(l) the Subsidiaries of the Company incorporated in Mexico have complied in all material respects with any applicable provisions of Mexican Tax Law applicable to such Subsidiaries in connection to any subcontracting services rendered, including but not limited to, to the extent applicable to such Subsidiaries, the obligation to maintain information provided under Article 27 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and Article 5-A of the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado) with respect to services, as well as any obligation to withhold under Article 1-A of the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado) when applicable and they have not claimed any deductions or VAT credits for any subcontracting payments which are disallowed under Article 15-D of the Federal Fiscal Code (Código Fiscal de la Federación).

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which it is bound (other than (i) any Contracts solely between the Company and any wholly owned Subsidiaries of the Company, (ii) any Contracts solely between any wholly owned Subsidiaries of the Company, (iii) any purchase orders in the Ordinary Course of Business (other than with respect to Section 3.15(a)(ii)), or (iv) the Company Benefit Plans (other than with respect to Section 3.15(a)(v)), that:

(i) is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 or is otherwise a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in or conduct any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any material penalty;

(iii) provides for Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary of the Company to any other wholly owned Subsidiary, or by any wholly owned Subsidiary of the Company to the Company) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $10,000,000, whether secured or unsecured;

(iv) is a limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance or similar Contract (including the Joint Venture Agreement), other than such Contracts among the Company and any of its wholly owned Subsidiaries or among any of the wholly owned Subsidiaries of the Company;

(v) is a collective bargaining agreement with the Company or its Subsidiaries;

(vi) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $25,000,000, excluding (A) acquisitions or dispositions of raw materials or other supplies or inventory or other finished goods in the Ordinary Course of Business, and (B) the settlement of Company RSUs or Company PSUs;

(vii) is a Lease that obligates any member of the Company Group to make payments involving amounts in excess of $5,000,000 per annum;

(viii) obligates any member of the Company Group to make any capital expenditure in an amount in excess of $5,000,000 individually and $10,000,000 in the aggregate in any calendar year;

(ix) is a customer Contract with any of the ten largest customers (based on sales on a consolidation of each customer with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, for the 12 months ended December 31, 2023 (“Listed Customers”);

(x) is a Contract with any of the ten largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate expenditures made by the Company and its Subsidiaries to such vendor, supplier or service provider for the 12 months ended December 31, 2023 (“Listed Suppliers”);

(xi) is a Contract by which any material Intellectual Property is licensed by or to the Company or any of its Subsidiaries (excluding (i) non-exclusive licenses for generally commercially available “off the shelf” software licensed through “shrinkwrap,” “click through” or other standard, unmodified terms and conditions, and (ii) non-exclusive licenses granted by or to customers, vendors, and suppliers of the Company or any of its Subsidiaries in connection with the provision of the applicable goods or services entered into in the Ordinary Course of Business); or

(xii) has a binding obligation where the reasonably expected expenditures under any such Contract exceed $25,000,000 per annum (other than (x) any Contracts of the type set forth in clauses (i) through (xi) above or (y) Contracts that may be terminated or canceled by the Company for convenience without incurring any material penalty).

All Contracts of the types referred to in clauses (i) through (xii) above are referred to herein as “Material Contracts”. The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof, including all amendments and supplements thereto.

(b) Each Material Contract and each Company Benefit Plan is valid and binding on each of the Company’s Subsidiaries party thereto (and, if the Company is a party, on the Company) and, to the knowledge of the Company, any other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries, and, to the knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (ii) neither the Company nor any of its Subsidiaries has received written notice or other written communication of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iii) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

(c) From the date of the Company’s latest interim financial statements to the date of this Agreement, none of the Listed Customers or the Listed Suppliers has (i) given the Company or any of its Subsidiaries written notice or other written communication stating unequivocally that it intends to terminate or otherwise cease doing all business under all Material Contracts with the Company and its Subsidiaries that are, by their terms in effect on the date hereof and to which, as of the date hereof, the Company or any of its Subsidiaries and the Listed Customers or the Listed Suppliers are a party with, the Company or any of its Subsidiaries (other than terminations in the Ordinary Course of Business and in accordance with the terms thereof) or (ii) given the Company or any of its Subsidiaries any written notice or other written communication of an actual or proposed adverse change in the pricing or other material terms of its business relationship under any Material Contract with the Company or any of its Subsidiaries, in each case for clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business and geographies as the Company and its Subsidiaries, (b) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and no written notice or other written communication of cancellation or modification has been received other than in connection with ordinary renewals and (c) except as set forth on Section 3.16(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with or without the lapse of time or the giving of notice or both, would constitute such a breach of or default under, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its respective Owned Real Property and good title to all of its respective tangible personal property and has valid leasehold interests in all of its respective Leased Real Property, necessary to conduct its respective businesses as currently conducted, free and clear of all Liens (except Permitted Encumbrances).

(b) With respect to each Owned Real Property: (i) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iii) no Owned Real Property is currently part of any Ejido (and to the extent an Owned Real Property was part of an Ejido at any time since January 1, 2022, such

Owned Real Property was since disincorporated from such Ejido in accordance with applicable Law, in all material respects) and neither the Company nor its Subsidiaries has received a written notice or claim from any Governmental Entity, Ejido, or other Person asserting that all or any portion of any Owned Real Property is subject to an agrarian proceeding (afectación agraria).

(c) With respect to each Leased Real Property, neither the Company nor any Subsidiary of the Company is in breach or default under the applicable Lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company, no event has occurred and no circumstance exists that, with or without the lapse of time or the giving of notice or both, would constitute such a breach or default.

(d) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any Real Property or any portion thereof or interest therein.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied for trademarks or service marks, patents, patent applications, registered copyrights and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). All of the material Company Registered IP is valid and in full force and effect.

(b) No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Owned IP is owned exclusively (and with respect to the Company Registered IP, of record) by the Company or one of its Subsidiaries free and clear of all Liens (except Permitted Encumbrances), and each present or past employee, contractor or other Person who has independently or jointly contributed to development of any Company Owned IP has executed a valid and enforceable Contract conveying to the Company or one of its Subsidiaries all right, title and interest in and to all Intellectual Property in such contributions (or the Company or one of its Subsidiaries owns such Intellectual Property as a matter of law). No Company Owned IP is subject to any Action, and neither the Company nor any of its Subsidiaries has received any written notice or other written communication or claim since January 1, 2022 challenging the ownership, validity or enforceability of any Company Owned IP.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain and protect the confidentiality of and any proprietary rights in all confidential information of, or held in confidence by, the Company or its Subsidiaries, including by taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no trade secrets or other confidential information has been used, disclosed or accessed other than by or to authorized employees, contractors, consultants, representatives and agents of the Company and its Subsidiaries, all of whom are bound by written confidentiality agreements or subject to a fiduciary duty to maintain the confidentiality thereof and, (ii) to the Company’s knowledge, no such confidentiality agreements or fiduciary duties have been breached or violated.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third party in connection with the conduct of their respective businesses. Neither the Company nor any of its Subsidiaries has received since January 1, 2022 any written notice or other written communication or claim, or been subject to any Action, asserting that any material infringement, misappropriation or other violation of Intellectual Property is occurring or has occurred. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no third party is misappropriating, infringing or otherwise violating any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. No Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation in which the Company or any of its Subsidiaries is named as a party thereto restricting or limiting in any material respect the use or licensing of such Intellectual Property by the Company or any of its Subsidiaries.

(e) No funding, facilities, resources, or personnel (including Company personnel performing services therefor) of any Governmental Entity, university, or other educational institution or research center were used in the conception, development or reduction to practice of any material Company Owned IP.

Section 3.19 Data Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with (i) all applicable Laws relating to privacy, data security, data protection or the collection, storage, processing, use, safeguarding, disclosure, disposal, sharing or transfer of Personal Information (collectively, “Privacy Law”), (ii) any information security and data privacy statements in the Company’s applicable privacy policies, and (iii) the privacy and data requirements of any Contracts, codes of conduct, or industry standards by which the Company and its Subsidiaries are bound (collectively, the “Privacy Requirements”). “Personal Information” means a natural Person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural Person or that, in combination with other reasonably available data, can be used to identify or locate a natural Person, or any data or information that is defined as “personal data”, “personal information”, “personally identifiable information” or similar term under Privacy Laws.

(b) Since January 1, 2022, the Company and its Subsidiaries have maintained and continue to maintain a written information security program comprising industry standard policies, procedures, and administrative and technical measures to protect all Personal Information that the Company and its Subsidiaries collect, use, process or otherwise control from and against unauthorized, accidental or unlawful access, use, destruction and/or disclosure.

(c) There is not currently and, since January 1, 2022, there has not been any claims, complaints, audits, investigations or any other actions pending or threatened in writing or, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries concerning violations of any Privacy Requirements or relating to the Company and its Subsidiaries’ collection, storage, or use of Personal Information, and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints or proceedings. The consummation of the transactions contemplated hereby will not cause any material violation of any Privacy Law, and all requisite consents, waivers and authorizations necessary to effectuate such transactions, if any and to the extent required under Privacy Law, have been obtained.

(d) There have been no actual or suspected material breaches of the security of the Company’s IT assets or any unauthorized, accidental or unlawful access to or disclosure of any Personal Information that is collected, used, or held for use by the Company and its Subsidiaries, or breach or any event that would give rise to any obligations on behalf of the Company under any Privacy Requirements or that required the Company and its Subsidiaries to notify any Governmental Entities, affected individuals or other Persons of such occurrence since January 1, 2022.

Section 3.20 International Trade Laws.

(a) Since April 23, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, or any of their respective directors, officers, employees or agents or representatives thereof, is, nor has been, a Sanctions Target, nor has transacted business, directly or knowingly indirectly, with any Sanctions Target, nor otherwise violated Sanctions.

(b) Since April 23, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Company, any employees, agent, or representative thereof or any other Person acting for or on behalf or at the direction of the Company or any of its Subsidiaries has:

(i) directly or knowingly indirectly (1) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (2) made any unlawful payment to any Government Official, (3) made or received any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment nor (4) otherwise violated any applicable Anti-Corruption Laws; or

(ii) violated any applicable International Trade Laws.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, its Subsidiaries and their respective directors, officers and, to the knowledge of the Company, employees and agents, are, and have at all times been since April 23, 2019, in compliance with International Trade Laws and

Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral allegation, inquiry, notice, or communication that alleges that the Company or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives or any other Person acting for or on behalf or at the direction of any of the Company or any of its Subsidiaries may have violated, nor made any voluntary or directed disclosure or prior disclosure related to any Anti-Corruption Laws or International Trade Laws at any time since April 23, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and the Company is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication.

Section 3.21 Product Liability and Recall. Since January 1, 2022, neither the Company nor any of its Subsidiaries has (a) initiated any material product recall, (b) received any product warranty claims for amounts in the aggregate in excess of $5,000,000 net of insurance, or (c) other than in the Ordinary Course of Business, received any claims of injury to Persons in respect of products sold. To the knowledge of the Company, no product manufactured or distributed by the Company or any of its Subsidiaries contains any defect or was manufactured or distributed in material violation of any applicable Law, except where any such defect or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 Machinery, Equipment and Other Tangible Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns and has valid title to all material machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Encumbrances.

Section 3.23 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby. To the knowledge of the Company, no other Takeover Law, anti-takeover, business combination or control share acquisition or similar Law applies to the Merger or the other transactions related thereto.

Section 3.24 Affiliate Transactions.

(a) Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements among any of the Company or its Subsidiaries, as of the date hereof, no executive officer or director of the Company is a party to any Contract, with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries, that would be required to be disclosed under Item 404 under

Regulation S-K under the Securities Act, other than employment agreements and similar employee arrangements made in the Ordinary Course of Business.

(b) Except as set forth on Section 3.24(b) of the Company Disclosure Letter or any bona fide commercial Contracts entered into on an arm’s length basis and in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries is party to any Contract with any (i) Joint Venture Entity or its Affiliates (other than the Company or any of its Subsidiaries) or (ii) Affiliate of the Company (including, for the avoidance of doubt, Packaging Finance Limited or any of its Affiliates (including, for the avoidance of doubt, any of Reynolds Consumer Products Inc. or Graham Packaging Company Inc.), except for Contracts to which solely members of the Company Group are parties.

(c) To the knowledge of the Company, except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof or as otherwise set forth on Section 3.24(b) or Section 3.24(c) of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, vendor or other independent contractor of the Company or its Subsidiaries, or any Person which is party to a Material Contract.

Section 3.25 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (“Goldman”) and Lazard Frères & Co. LLC (“Lazard”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 Opinion of Financial Advisor. Each of Goldman and Lazard has delivered to the Transaction Committee of the Company Board a written opinion (or oral opinion to be confirmed in writing), dated on or before of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by holders of Shares (other than Parent and its Affiliates) is fair, from a financial point of view, to such holders. A true, correct and complete copy of the signed written version of each opinion referenced in this Section 3.26 will be made available to Parent solely for informational purposes only (on a non-reliance basis) promptly following the execution of this Agreement (and, in any event, within three Business Days of the date of this Agreement).

Section 3.27 Solvency. As of the date hereof and as immediately prior to the Effective Time, but without giving effect to the Merger or any other repayment or the Debt Commitment Letter in connection with and contingent upon Closing, the Company and its Subsidiaries are and will be Solvent.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except as expressly contemplated in this Article III, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub, the Surviving Corporation or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Parent (i) is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect

(b) Merger Sub (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has previously furnished to the Company true and complete copies of the certificate of formation and operating agreement or certificate of incorporation and bylaws, respectively, of each of Parent and Merger Sub, as applicable, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of formation, operating agreement, certificate of incorporation or bylaws in a manner as would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and except as expressly set forth in this Section 4.2, no other limited liability company or corporate proceedings, respectively, on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved this Agreement and the execution, delivery and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (d) recommended that Parent, as Merger Sub’s sole stockholder, vote in favor of the adoption of this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both) (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict or violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company, its Affiliates, any of their respective Representatives or any other Person (other than Parent, Merger Sub, their Affiliates and their respective Representatives) for inclusion or incorporation by reference in the Information Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, or any of their respective assets or properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries, including Merger Sub, nor any of their respective assets or properties is or are subject to any judgment, order, injunction, rule, ruling, writ or decree (including suspension of debarment) of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, in connection with the transactions contemplated hereby or any other transactions in connection herewith or those incident to Merger Sub’s formation. The issued and outstanding capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.

Section 4.7 Financing.

(a) As of the date of this Agreement, Parent has received and delivered to the Company (i) the executed Equity Commitment Letters, dated as of the date hereof (including all exhibits, schedules and annexes thereto), from the Equity Commitment Parties, pursuant to which the Equity Commitment Parties have committed to provide the Equity Financing, which Equity Commitment Letters provide that the Company is a third-party beneficiary thereto, and (ii) an executed Debt Commitment Letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto) (together with the Equity Commitment Letters, the “Commitment Letters”), from the Debt Financing Sources party thereto, pursuant to which the Debt Financing Sources have committed, subject solely to the terms and conditions expressly set forth therein, to provide to the parent of Parent party to the Debt Commitment Letter (the “DCL Party”) the Debt Financing (together with the Equity Financing, the “Financing ”). A true and complete copy of each Commitment Letter (other than the fee letter referred to in the Debt Commitment Letter, which is addressed below) has been previously provided to the Company, and none of the Commitment Letters so delivered to the Company has been amended or modified in any manner prior to the date of this Agreement. Parent or the DCL Party, as applicable, has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, each Commitment Letter is a legal, valid, binding and enforceable obligation of each party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Parent or the DCL Party, as applicable. As of the date hereof, no amendment or modification (other than to add lenders, lead arrangers, bookrunners or syndication agents) to, or withdrawal, termination or rescission of, any Commitment Letter is contemplated by Parent, and the respective commitments contained in the Commitment Letters have not been reduced, terminated, withdrawn or rescinded in any respect. The aggregate proceeds contemplated by the Commitment Letters (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto and as adjusted for any cash of Parent or its Subsidiaries otherwise used to satisfy any of the obligations of Parent under this Agreement) will be sufficient for Parent to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including (x) paying the Merger Consideration at the Closing, (y) effecting the repayment, redemption or refinancing of all Indebtedness of the Company as of the Closing Date required to be repaid, redeemed or refinanced in connection with the Closing and (z) paying all fees and expenses of Parent and its Affiliates related to the transactions contemplated by this Agreement, including the Financing (collectively, the “Financing Purposes”). Except for customary engagement letters with respect to debt securities that may form part of the Debt Financing (none of which would adversely affect the amount or availability of the Debt Financing) and the fee letter referred to in the Debt Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with fee amounts, economic, financial, dollar and ratio terms (including related dates), “market flex” provisions (other than “structural” flex provisions) and securities demand provisions redacted in a customary manner (none of which redactions relate to the conditionality, availability or termination of the Debt Financing or which relate to any reduction of the aggregate principal amount of the Debt Financing below the amount required to satisfy the Financing Purposes (after taking into account any available Equity Financing))), there are no side letters or other agreements or Contracts related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the applicable Commitment Letter and delivered to the Company prior to the date of this Agreement. Parent and Merger Sub understand and acknowledge that under the terms of this Agreement, Parent’s and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement is not contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Commitment Parties to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Commitment Parties to reduce the aggregate principal amount of the Financing below the amount required to satisfy the Financing Purposes, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date hereof, (A) Parent, the DCL Party and if applicable, Merger Sub, are not in breach of any of the terms or conditions set forth in the Commitment Letters and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach or failure to satisfy a condition on the part of Parent or the DCL Party or any other party thereto under any term or condition of the Commitment Letters and (B) Parent has no reason to believe that any of the conditions to the Financing would not be satisfied on a timely basis on or prior to the Closing Date.

(b) Concurrently with the execution of this Agreement, the Equity Commitment Parties have delivered to the Company the duly executed Limited Guarantees. The Limited Guarantees are in full force and effect, have not been amended, and are legal, valid, binding and enforceable obligations of the Equity Commitment Parties (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(c) No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Subsidiaries. Assuming (1) the satisfaction or waiver of each of the conditions contained in Section 6.1 and Section 6.3, and (2) the Company and its Subsidiaries, taken as a whole, are Solvent as of the date hereof and will be Solvent as of immediately prior to the Effective Time, then after giving effect to the consummation of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the other amounts required to be paid pursuant to Article II and the funding of the Financing pursuant to the Commitment Letters, Parent and its Subsidiaries (including the Surviving Corporation) will be Solvent.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The Parent Written Consent is the only vote or consent of the holders of any class or series of capital stock or other voting securities of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.9 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s other Affiliates, owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective “Affiliates” or “Associates” (each as defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case at any time during the three-year period prior to the entry into this Agreement.

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.10 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11 Certain Arrangements. As of the date hereof, other than the agreements referenced in Section 4.11 of the Company Disclosure Letter, this Agreement, the Commitment Letters, the Limited Guarantees and the Confidentiality Agreement, there are no Contracts or other arrangements or commitments to enter into Contracts or other arrangements between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or, to the knowledge of Parent, any beneficial owner of Shares, on the other hand, that relate in any material way to the Company or its Subsidiaries (including the Company and its Subsidiaries following the Closing) or the Merger and the other transactions contemplated hereby.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.13 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation, warranty or statement by any Person or any matter regarding the Company and its Subsidiaries or any matter, except those representations and warranties expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty to Parent or Merger Sub, or any of their Affiliates or Representatives, concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Except as expressly set forth in the representations and warranties included in Article III, each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which

Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 7.1, except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) conduct its business in the Ordinary Course of Business, (y) preserve the Company’s business organization and maintain existing relations with key customers, suppliers, joint venture, partners, lenders, Governmental Entities and other Persons with whom the Company and its Subsidiaries have significant business relationships or regulatory relationships and (z) take the actions described in Section 5.1(a) of the Company Disclosure Letter; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless, and then solely to the extent that, such action constitutes a breach of such provision of Section 5.1(b).

(b) During the period from the date hereof until the Effective Time, except (w) as expressly contemplated or permitted by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) (x) amend or otherwise change the Company Charter or Company Bylaws or (y) amend or otherwise change any similar governing instruments of any Subsidiary of the Company;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or liquidate the Company or any of its Subsidiaries or restructure, recapitalize, or reorganize (in each case, in a legal manner), the Company or any of its Subsidiaries or adopt a plan therefor;

(iii) issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date hereof (or permitted to be granted after the date hereof solely in accordance with the items set forth in

Section 5.1(b)(iii) of the Company Disclosure Letter) and in accordance with the terms of such instruments;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (A) the payment of the quarterly cash dividend declared on November 8, 2024 to be paid on December 13, 2024 (including the crediting of “dividend shares” pursuant to outstanding Company RSUs and Company PSUs in connection with such dividend) or (B) any dividend or distribution solely among members of the Company Group;

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments), or reclassify, combine, split, subdivide or otherwise amend the terms of the Company’s capital stock;

(vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate; or (B) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(vii) (A) enter into any Contract that would qualify as a Material Contract if entered into prior to the date of this Agreement (other than any Contract (1) that would qualify as a Material Contract pursuant to clauses (vi) or (viii) of Section 3.15(a) or (2) entered into in the Ordinary Course of Business that would qualify as a Material Contract pursuant to clauses (ix) or (x) of Section 3.15(a) following reasonable prior consultation with Parent (provided, that in no event shall the Company be required to consult with Parent or provide any prior information to Parent with respect to Contracts deemed in good faith by the Company to be competitively sensitive)), or (B) materially amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under, any Material Contract, other than in the case of each of clauses (A) and (B), (x) the renewal or extension of any such Material Contract automatically pursuant to its terms or on terms that are not less favorable to the Company and its Subsidiaries, taken as a whole, or (y) with respect to Contracts that are Material Contracts as a result of clauses (iii) or (v) of Section 3.15(a);

(viii) authorize any capital expenditures which are, in the aggregate, not contemplated by the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter or otherwise in excess of 105% of such budgeted amounts, except for capital expenditures (x) of less than $1,000,000 individually or $5,000,000 in the aggregate or (y) required by equipment failure, outage, or required repair;

(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group), or (B) incur, create, assume, issue, sell, syndicate, refinance or accelerate any Indebtedness (other than capital leases) or guarantee, endorse or otherwise become liable for (whether directly, contingently or otherwise) the Indebtedness (other than capital leases) of any Person (other than a guaranty by one or more members of the Company Group in favor of one or more other members of the Company Group), in each case, in excess of $10,000,000 individually or $25,000,000 in the aggregate, or (C) otherwise enter into any swap or hedging transaction or other derivative agreements, except, with respect to each of clauses (A), (B) and (C), for: (1) any such transaction or agreement entered into in the Ordinary Course of Business; (2) any such transaction or agreement related to any Indebtedness or pursuant to a revolving facility or line of credit existing on the date of this Agreement (or permitted to be incurred, assumed or otherwise entered into hereunder); and (3) renewals, extensions or refinancing of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement or permitted to be entered into hereunder;

(x) except to the extent required by the terms of a Company Benefit Plan or any Contract in effect as of the date hereof or as contemplated by Section 5.7, (A) increase the compensation or benefits of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries, except for increases to compensation in the Ordinary Course of Business for employees below the level set forth on Section 5.1(b)(x) of the Company Disclosure Letter by an amount not to exceed 5% for an individual or 3% in the aggregate for all such employees with increases, (B) adopt, terminate or materially amend, or increase the benefits or coverage under, any Company Benefit Plan or other compensation or benefit plan (other than annual renewal of group benefit plans in the Ordinary Course of Business that does not materially increase the cost to the Company or its Subsidiaries of maintaining the applicable benefit plan) with or for the benefit of its current or former employees, individual independent contractors or directors, (C) grant or pay any retention, change of control, severance, pension or other compensation or benefits to any current or former employee, individual independent contractor or director of the Company or any of its Subsidiaries, (D) enter into any employment, individual independent contractor or any similar arrangement or agreement or any separation or severance agreement with any current or former employee or independent contractor of the Company or any of its Subsidiaries, other than offer letters with employees and contractor agreements with independent contractors in the Ordinary Course of Business that do not provide for severance benefits or advance notice requirements for termination, (E) accelerate the vesting, payment or funding of, or the lapsing of restrictions with respect to, any payment, compensation or benefit to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries in his or her capacity as such, (F) hire, offer to hire or promote any employee or independent contractor at or above the level set forth on Section 5.1(b)(x) of the Company Disclosure Letter (other than any hiring or promotion to replace a departed employee (other than an executive officer-level employee) if such hired or promoted employee receives substantially similar terms and conditions of employment as the departed employee), (G) terminate the employment or service of any employee or other service provider of the Company and its Subsidiaries at or above the level set forth on Section 5.1(b)(x) of the Company Disclosure Letter (other than for “cause”), (H) institute any general layoff of employees or implement any early retirement plan, or announce the planning of any such action or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils, similar entities or other organized employees, or recognize or certify any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries as the bargaining representative for any employees of the Company and its Subsidiaries;

(xi) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii) (A) make, revoke or change any material Tax election; (B) surrender any right to or claim for a refund, credit, offset or other reduction of material Taxes, (C) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with any Governmental Entity; (D) amend, modify or otherwise change any material Tax Return; (E) settle, consent to or compromise any material Tax liability, claim or assessment; (F) request or consent to any extension or waiver of any limitation period applicable to any claim or assessment in respect of any material Taxes (other than an extension of a limitation period arising by operation of Law as a result of an automatic extension of time to file any Tax Return); (G) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any Governmental Entity, in each case, principally in relation to Tax; or (H) change (or request to change) any material method of accounting for Tax purposes;

(xiii) compromise, waive, forgive, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) not in excess of $5,000,000 individually or $15,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto;

(xiv) enter into or agree to enter into any Contracts, arrangements or other commitments between the Company or any of its Subsidiaries (other than the Joint Venture Entity), on the one hand, and any of (i) the Joint Venture Entity, (ii) an Affiliate of the Company (other than a member of the Company Group), (iii) any executive officer or director of the Company in their capacity as such, other than as permitted by Section 5.1(b)(x), or (iv) any Affiliate of the foregoing, on the other hand;

(xv) enter into any material new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable immaterial extension of any line of business existing as of the date of this Agreement) or terminate any material line of business existing as of the date of this Agreement;

(xvi) grant any material refunds, credits, rebates or allowances to customers other than refunds, credits, rebates or allowances granted in the Ordinary Course of Business;

(xvii) sell, assign, transfer, abandon, exclusively license or allow to lapse any Company Owned IP that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(xviii) agree to take any of the actions described in Section 5.1(b)(i) through (xvii).

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its

Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3 Acquisition Proposals.

(a) Except as set forth in this Section 5.3, the Company shall not, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective directors and officers not to, and shall instruct its investment bankers, attorneys, accountants and other advisors (collectively, “Representatives”) not to, directly or indirectly, or to announce any public intention to (i) initiate, solicit, cause or knowingly encourage any inquiries, proposals or offers with respect to, or the making of, an Acquisition Proposal or (ii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.3 or contacting any Person making an Acquisition Proposal to ascertain facts or clarify terms for the purpose of the Company Board and any committee thereof reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities (including access to any data rooms), discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary in Section 5.3(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of Section 5.3(a) and that the Company Board (or any committee thereof) determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being agreed that the Company may enter into a confidentiality agreement without a standstill provision), (ii) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, and (iii) otherwise facilitate such Acquisition Proposal or assist such Person with such Acquisition Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c) Subject to the permitted actions contemplated by Section 5.3(d) and Section 5.3(e), and Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i)

withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”); provided, that delivery of a written notice to Parent as contemplated by Section 5.3(d) or Section 5.3(e), or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement, and prior to the Company Stockholder Approval, that did not result from a material breach of this Section 5.3 and that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board (or any committee thereof) may, at any time prior to the Company Stockholder Approval, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent two Business Days’ prior written notice, which notice shall (1) state expressly that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) include as exhibits thereto an unredacted copy of the Alternative Acquisition Agreement and (3) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable (provided, in the case of this clause (A), that the Company shall be required to provide Parent with a new notice and an additional two Business Day period hereunder if the applicable alternative acquiror materially amends the financial terms or any other material term or condition of the applicable Superior Proposal before the Company Board (or any committee thereof) makes such Adverse Recommendation Change or terminates this Agreement), and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such two Business Day period (subject to any applicable extensions), which may be on a non-exclusive basis, to permit Parent to propose adjustments to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(ii) following the two Business Day period (subject to any applicable extensions), the Company Board (or any committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such

Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or so to terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, could result in a breach of the directors’ fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, upon the occurrence of any Intervening Event, the Company Board (or any committee thereof), at any time prior to the Company Stockholder Approval, may make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent two Business Days’ prior written notice, which notice shall (1) set forth in reasonable detail information describing the Intervening Event and (2) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such two Business Day period to permit Parent to propose any adjustments to the terms and conditions of this Agreement such that the failure of the Company Board (or any committee thereof) to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below could no longer result in a breach of the Company Board’s fiduciary duties under applicable Law; and

(ii) following the two Business Day period, the Company Board (or any committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change could result in a breach of the directors’ fiduciary duties under applicable Law.

(f) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of any written Acquisition Proposal and the material terms of any such Acquisition Proposal and thereafter shall keep Parent informed, on a current basis, of any material change in the terms of any such Acquisition Proposal.

(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law, and in either case, such action taken pursuant to this Section 5.3(g) shall not constitute an Adverse Recommendation Change.

Section 5.4 Preparation of Information Statement

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare the Information Statement and file the Information Statement with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Information Statement (and any amendment to the Information Statement). The Company shall file or cause to be filed such other appropriate documents with the SEC as may be applicable. The Information Statement shall contain a copy of the notice required pursuant to Section 262 of the DGCL informing the Company’s stockholders that appraisal rights are available for such stockholder’s Shares pursuant to Section 262 of the DGCL. The Company shall cause the Information Statement and any other documents filed with the SEC to (i) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) contain such information as required by Sections 228(e) and 262 of the DGCL.

(b) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement as may be reasonably requested by the Company in connection with the Information Statement (and any amendment to the Information Statement). The Company shall provide Parent and its counsel reasonable opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) prior to the filing thereof with the SEC and shall consider in good faith comments or revisions suggested by Parent and its counsel thereon. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement (and any amendment to the Information Statement) and to resolve all SEC comments with respect to the Information Statement (and any amendment to the Information Statement) as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company shall correct any information provided by it for use in the Information Statement if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall as promptly as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement (or any amendment to the Information Statement) and any request by the SEC for any amendment to the Information Statement or for any additional information and (ii) provide Parent and Merger Sub with a copy of all written correspondence between the Company or any Representatives of the Company, on one hand, and the SEC or its staff, on the other hand with regard to the Information Statement.

(c) Subject to applicable Law, the Company will use its reasonable best efforts to (i) set a record date for the distribution of the Information Statement, (ii) commence a broker search (and any additional broker searches, if necessary) pursuant to and in compliance with Section 14c-7 of the Exchange Act as promptly as reasonably practicable but no later than twenty (20) Business Days from the record date, and (iii) thereafter cause the Information Statement to be disseminated to its stockholders within three (3) Business Days after (x) ten (10) calendar days after the filing of the preliminary Information Statement with the SEC if, prior to such date, the SEC does not provide comments on the preliminary Information Statement or (y) the SEC has advised, orally or in writing, that it will not review the Information Statement or has no further comments on the Information Statement, provided that ten (10) calendar days have elapsed since the date of filing of the preliminary Information Statement.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to: (i) afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its Representatives, management, properties, operations, offices, other facilities and books and records (including Contracts, policies, procedures, and anonymized employee data); and (ii) furnish Parent with all financial, operating and any other data and information as Parent shall reasonably request in writing (other than any of the foregoing that relates to the consideration, negotiation and execution of this Agreement, or, subject to the disclosure requirements set forth in Section 5.3, any Acquisition Proposal; and it being agreed that this Section 5.5 shall not permit Parent or its Affiliates or their respective Representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials); provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that has not already been prepared, produced or compiled by the Company or such Subsidiary, as the case may be, and any such data or information may be delivered in the form in which it is ordinarily maintained. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the Representatives of the Company and its Subsidiaries of their normal duties in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any bona fide confidentiality obligation in any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any of its Subsidiaries, (iii) otherwise violate any applicable Law or (iv) include information reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand.

(b) Each of Parent and Merger Sub shall hold and treat and cause their respective Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the negotiations concerning this Agreement and the transactions contemplated hereby in accordance with the Confidentiality Agreement, dated as of September 20, 2024, by and between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.6 Antitrust.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Law to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed (or where pre-notification or equivalent procedures are mandatory or advisable) to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using best efforts to defend all Actions by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using best efforts to resolve any objection asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.6(a), each of Parent and the Company, as applicable, shall prepare and file as promptly as practicable (and in any event no later than ten (10) calendar days after the date of this Agreement, unless such tenth calendar day does not fall on a Business Day, in which case the parties may file on the first subsequent Business Day) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall prepare and file as promptly as practicable (and in any event no later than January 15, 2025 with respect to initial filings) appropriate filings (in draft form, where applicable) under the Antitrust Laws in the jurisdictions set forth in Section 3.4(b) of the Company Disclosure Letter. Parent shall pay all filing fees and other charges for the filings required under the Antitrust Laws by the Company and Parent. Parent shall act as common representative of both Parent and the Company in connection with the filing with COFECE.

(c) If a party hereto receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a “Second Request” under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request.

(d) Each of Parent and the Company shall keep the other party apprised of the status with respect to the matters set forth in this Section 5.6 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating reasonably with each other in connection with filings or submissions with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any material meetings with or other material appearances before any Governmental Entity with respect thereto;

(iv) consulting with one another prior to taking any material position with respect to the filings under the HSR Act or filings under other Antitrust Laws set forth in Section 5.6(b), and permitting the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity with respect to filings under the HSR Act or under any other Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) In addition, Parent shall take, or cause to be taken, all other action and shall do, or cause to be done, all other things necessary, proper, or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement. Notwithstanding the forgoing and anything to the contrary contained in this Agreement, without limiting the obligations of Parent and Merger Sub under this Section 5.6, Parent shall control and lead, in consultation with the Company, the strategy and content of any substantive communications with any Governmental Entity with respect to obtaining the expiration of any applicable waiting periods and all other approvals and any other consents required to be obtained in order for the parties hereto to consummate the transactions contemplated by this Agreement.

(f) Except as specifically required by this Agreement, Parent and the Company shall not, and Parent shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be reasonably expected to materially delay or impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(g) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.6 shall include Parent committing to: (i) selling, divesting or otherwise conveying assets, categories, portions or parts of assets or businesses of

Parent and its Affiliates; (ii) agreeing to sell, divest or otherwise convey any asset, category, portion or part of an asset or business of the Surviving Corporation and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or the conduct of business arrangements or terminating any existing relationships and contractual rights and obligations; and (v) obtaining prior approval from a Governmental Entity, or submitting a notification or otherwise notifying any Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) (the actions described in the foregoing clauses (i) through (v), the “Remedy Actions”); provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent and its Affiliates, Merger Sub, the Company or any of their respective Subsidiaries to (1) sell, divest or otherwise dispose of, hold separate, enter into any licensing or similar agreement with respect to, restrict the ownership or operation or otherwise convey any asset, category, portion or part of an asset or business of Parent, the Company, or the Surviving Corporation and its Subsidiaries that generated, individually or in the aggregate, net sales in excess of $275,000,000 during the twelve (12) months ended December 31, 2024; or (2) agree to any obligations or restrictions on future conduct or freedom of action contemplated by this Section 5.6(g)(iv), to the extent such actions would be or would reasonably be expected to be material to Parent and its Subsidiaries (after giving effect to the transactions contemplated by this Agreement, including the Merger) taken as a whole. For the avoidance of doubt, in no event shall any action or actions taken pursuant to this Section 5.6 be considered for purposes of determining whether a Material Adverse Effect has occurred.

(h) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any AGM Person, or require Parent or Merger Sub to cause any AGM Person, to take any Remedy Action (or any action with respect to any business, product line or asset other than of the Company and its Subsidiaries).

(i) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any CPPIB Person, or require Parent or Merger Sub to cause any CPPIB Person, to take any Remedy Action (or any action with respect to any business, product line or asset other than of the Company and its Subsidiaries).

(j) Notwithstanding anything to the contrary in this Section 5.6, a party’s commercially or competitively sensitive information or materials may be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the sensitive information has been redacted available to the other party.

Section 5.7 Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any employee of the Company or one of its Subsidiaries who remains employed by the Surviving Corporation or any of its Subsidiaries at the Effective Time (each, a “Company Employee”) may have under any Company Benefit Plan or applicable Laws, and except as otherwise agreed in writing between Parent or one of its Affiliates and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending no earlier than the first anniversary of the Effective Time, to the extent such Company Employee remains employed during such period (the “Benefits Period”), to maintain for each Company Employee (i) a base wage or base salary rate that is no less favorable than the base wage or base salary rate provided to such Company Employee immediately prior to the Effective Time, (ii) target short-term and long-term incentive opportunities that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits upon a termination of employment that are no less favorable than the severance benefits to which such Company Employee would have been entitled upon a termination of employment under similar circumstances under the applicable Company Plan as in effect immediately prior to the Effective Time, without taking into account any reduction, and taking into account all increases, in compensation paid or payable to such Company Employee on or after the Effective Time, (iv) from the Effective Time through the end of the year in which the Effective Time occurs, retirement, health, and welfare benefits (excluding severance benefits, post-employment welfare benefits, and defined benefit pension plans), in the aggregate, that are no less favorable, in the aggregate, than the retirement, health, and welfare benefits (excluding severance benefits, post-employment welfare benefits, and defined benefit pension plans) provided to such Company Employee immediately prior to the Effective Time, and thereafter, for the remainder of the Benefits Period, retirement, health, and welfare benefits (excluding severance benefits) that are no less favorable, in the aggregate, than the retirement, health, and welfare benefits (excluding severance benefits) maintained for and provided to similarly situated employees of Parent, and (v) without limiting the generality of clause (iv), for each Company Employee who actively participated in a nonqualified deferred compensation plan of the Company or one of its Subsidiaries immediately prior to the Effective Time, a continuing opportunity either to continue to participate in such plan, or to participate in an alternative nonqualified deferred compensation plan of Parent or one of its Subsidiaries on substantially no less favorable terms, including the right to an employer match that is consistent with the employer match provided under the applicable Company Plan in respect of 2024. Notwithstanding the foregoing, Parent shall cause the compensation and benefits treatment of, and terms and conditions of employment afforded to, each Company Employee who is, or becomes, subject to a collective bargaining agreement with Parent, the Surviving Corporation or any of its Subsidiaries to be provided in accordance with such collective bargaining agreement or other applicable agreement with a labor union or like organization.

(b) If the Effective Time occurs prior to March 2, 2025, then Parent shall cause the Surviving Corporation or one of its Affiliates to pay to each Company Employee to the extent not already paid by the Company or any of its Subsidiaries prior to the Effective Time, a payment under the applicable short-term cash incentive program for 2024 pursuant to the terms and conditions of such program and in accordance with the calculations set forth on Section 5.7(b) of the Company Disclosure Letter.

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts give each Company Employee credit for purposes of eligibility, vesting and, with respect to severance and vacation benefits only, determining level of benefits (but not for purposes of benefit accruals), under each employee compensation, incentive and benefit (including vacation) plan, program, policy and arrangement maintained for the benefit of similarly situated employees of Parent and its Subsidiaries from and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”), for the Company

Employee’s service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company and its Subsidiaries immediately prior to the Effective Time under the corresponding Company Benefit Plan. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use their commercially reasonable efforts to (i) cause there to be waived all pre-existing condition and eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the Company’s first plan year of eligibility under such Parent Plan, to claims incurred and amounts paid by, and amounts reimbursed to, the applicable Company Employee for such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time to the same extent waived or given effect under the corresponding Company Benefit Plan.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent or one of its Affiliates and a Company Employee or former employee or as otherwise provided in this Agreement, Parent shall honor, and shall cause its Subsidiaries (including the Surviving Corporation) to honor, in accordance with its terms, each Company Benefit Plan, and all obligations in effect thereunder as of the Effective Time, until the termination of such Company Benefit Plan pursuant to its terms. Without limiting the generality of the foregoing, as of the Effective Time, Parent shall cause the Surviving Corporation to assume, adopt, and become a party to the Pactiv Evergreen Nonqualified Deferred Compensation Plan and the Evergreen Packaging Group Nonqualified Deferred Compensation Plan to the extent required pursuant to the terms of such plan to prevent the automatic termination thereof in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Benefit Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement or (iv) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or group of employees. Nothing herein is intended to provide any Company Employee, former employee or current or former director of the Company any third-party beneficiary rights under this Agreement.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective boards of directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 General Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including this Section 5.9(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1, Section 5.6 and Section 5.9(b)), Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties hereto in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated hereby, including by (A) causing the conditions to the Merger of the other party hereto set forth in Article VI to be satisfied (but not waived) and (B) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities; and (2) making all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable to consummate the transactions contemplated hereby. In furtherance of the foregoing, the Company and Parent shall use commercially reasonable efforts to promptly notify each other of (w) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (x) any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (y) any other written notice or other written communication from any third party to a Material Contract that such Person is terminating (or seeking to terminate) its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or (z) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9(a) shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided, further, that the Company’s compliance or failure to comply with clause (z) of this Section 5.9(a) shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied. This Section 5.9(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 5.6.

(b) The Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to make and obtain at the earliest practicable date the notices, consents, approvals or waivers of any Contracts set forth on Section 5.9(b) of the Company Disclosure Letter triggered by the consummation of the Merger and the other transactions contemplated hereby; provided, however, that, none of the Company or its Affiliates shall be obligated to (x) make any payment of any fees, expenses or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (y) amend, supplement or otherwise modify any such Contracts or (z) otherwise make any accommodation or provide any material benefit to the counterparties to such Contracts, in each case, other than as conditioned upon the occurrence of Closing (it being understood and agreed that no breach of this Section 5.9(b) shall have any effect on, or be considered with respect to, whether the condition set forth in Section 6.3(b) has been satisfied.

(c) The Company shall keep Parent reasonably apprised of the status of its efforts to obtain the Company Stockholder Written Consent.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee or director may have under any Contract or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as in effect on the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law, the Company Charter and Company Bylaws as in effect on the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company Charter or Company Bylaws, to promptly repay such advances if it is ultimately determined that such Person is not entitled to indemnification; (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents; and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Charter, Company Bylaws or comparable organizational documents of the Company’s Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and by operation of law shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy”, in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the

Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as is reasonably available for such maximum amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, on terms reasonably acceptable to Parent. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers, conveys or disposes of all or a majority of its properties and assets to any Person or engages in any division transaction, then, and in each such case, the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Public Announcements. Each of Parent and the Company shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (ii) with respect to an Adverse Recommendation Change made in accordance with this Agreement or (iii) to enforce rights and remedies under this Agreement; provided, that the foregoing shall not apply to any public statement, disclosure or communication (x) so long as such statement, disclosure or communication is substantially similar in tone and substance with any previous public statements, disclosures or communications made by the Company or Parent, as applicable, in compliance with this Section 5.12, or (y) to the extent that such statement, disclosure or communication has been reviewed and previously approved by both the Company and Parent. The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing but subject to the terms and conditions of the Confidentiality Agreement, Parent, Merger Sub and their respective Affiliates may, without consulting the Company, make communications, and provide ordinary course communications regarding this Agreement and the Merger, to the Debt Financing Sources Related Parties and existing or prospective general and limited partners, equity holders, members, managers, agents and investors of any Affiliates of such Persons, in each case, who are subject to customary confidentiality restrictions.

Section 5.13 Stock Exchange De-Listing. Parent shall (and the Company shall reasonably cooperate with Parent) use commercially reasonable efforts to take, or cause to be taken, and do or cause to be done all things reasonably necessary, proper or advisable under applicable Law and the rules and policies of Nasdaq to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.14 Merger Sub. As promptly as practicable following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL.

Section 5.15 Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters on the Closing Date (including complying with any request requiring the exercise of any “flex” provisions in the fee letter), including using reasonable best efforts to (i) satisfy, or cause to be satisfied, on a timely basis all conditions to Parent or DCL Party obtaining the Financing set forth in the Commitment Letters required to be satisfied by it (including the payment of any fees required as a condition to the Financing), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related “flex” provisions), (iii) maintain in effect the Commitment Letters and (from and when executed) the other Debt Documents through the consummation of the Closing, (iv) consummate the Financing at or prior to Closing and (v) enforce their respective rights under the Commitment Letters and the Debt Documents in a timely and diligent manner.

(b) Parent shall give the Company prompt written notice (A) of any breach or default, cancellation, termination or repudiation (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in any breach or default) by any party to any Commitment Letter or other Debt Document of which Parent becomes aware, (B) if and when Parent becomes aware that any portion of the Financing contemplated by any Commitment Letter may not be available for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other Debt Document and (D) of any expiration or termination of any Commitment Letter or other Debt Document. Without limiting the foregoing, (i) Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters or fail to take any action or enter into any transaction, if such failure would reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters, and (ii) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall reasonably promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters, fee letters and/or Debt Documents prior to the Closing Date. If any portion of the Financing required to satisfy the Financing Purposes becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment Letter (after taking into account “flex” terms), Parent shall use reasonable best efforts to arrange and obtain alternative debt financing, including from alternative sources, on terms and conditions that are not less favorable to Parent than those set forth in the Debt Commitment Letter and not to include any Prohibited Modifications (as defined below), in an amount that is sufficient, when taken together with the available portion of the Financing to satisfy the Financing Purposes (“Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.15 shall be applicable to the Alternative Financing and, for the purposes of Section 5.16 and this Section 5.15, all references to the Financing shall be deemed to include such Alternative Financing and all references to the applicable Commitment Letter or other Debt Documents shall include the applicable documents for such Alternative Financing. Parent shall (1) comply with each Commitment Letter and each definitive agreement with respect to the Debt Financing (collectively, with the Debt Commitment Letter, the “Debt Documents”), (2) enforce its rights under each Commitment Letter and the other Debt Documents, including subject to the satisfaction or waiver of the conditions precedent thereto, using reasonable best efforts to cause the Debt Financing Sources, the Equity Commitment Parties and other financing sources to fund the Financing at or prior to the time the Closing should occur pursuant to Section 1.2, and (3) not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, any Commitment Letter (including the fee letter referred to in the Debt Commitment Letter) or other Debt Documents if such amendment, modification or waiver would (individually or in the aggregate with any other amendments, modifications or waivers) reasonably be expected to (w) reduce the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Purposes, (x) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing, (y) adversely impact the ability of Parent or the DCL Party to enforce its rights against any other party to any Commitment Letter or other Debt Document, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby, or (z) otherwise prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in the foregoing clauses (w) through (z), the “Prohibited Modifications”). Compliance by Parent with this Section 5.15 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing or Alternative Financing is available. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Commitment Letters. For the avoidance of doubt, Parent or the DCL Party, as applicable, may make customary modifications, amendments or supplements to the Debt Commitment Letter to add lenders, lead arrangers, co-managers, bookrunners, syndication agents, documentation agents or entities in similar roles. References herein to “Commitment Letter”, “Equity Commitment Letter” or “Debt Commitment Letter” shall include and mean such documents as amended, restated, modified, replaced, supplemented or waived in compliance with this Section 5.15, and references to “Debt Financing” shall include and mean the financing contemplated by the Debt Commitment Letter as amended, restated, modified, replaced, supplemented or waived in compliance with this Section 5.15, as applicable.

(c) Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing directors, officers, employees and Representatives, from and against any and all Damages incurred, directly or indirectly, in connection with the Financing, any information provided in connection therewith or any cooperation provided by the Company or its Subsidiaries pursuant to Section 5.16 or Section 5.17 or otherwise in connection with the Financing, except to the extent that any of the foregoing was suffered or incurred as a result of bad faith, willful misconduct or the willful and intentional material breach of this Agreement by the Company or any of its Subsidiaries as determined by a final and non-appealable judgment by a court of competent jurisdiction. Parent shall promptly reimburse the Company and its Subsidiaries for all out-of-pocket costs (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation pursuant to Section 5.16 or Section 5.17 or otherwise in connection with the Financing or the Discharge.

Section 5.16 Cooperation with Debt Financing.

(a) Prior to the Closing, the Company shall use its reasonable best efforts to cooperate and cause the Company’s Subsidiaries and their respective Representatives to provide reasonable and customary cooperation that is reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation would not reasonably be expected to (i) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached or (iii) cause any condition in this Agreement to fail to be satisfied), including using its reasonable best efforts to:

(i) participate at reasonable times in a reasonable number of virtual or telephonic meetings, drafting sessions, presentations, road shows and rating agency and due diligence sessions (including accounting due diligence sessions), in each case, upon reasonable advance notice and assist Parent in obtaining ratings in connection with the Debt Financing;

(ii) as promptly as reasonably practicable, (x) furnish Parent and the Debt Financing Sources Related Parties with the Required Information and (y) inform Parent if the Company shall have actual knowledge of any facts that would require the restatement of any of the financial statements included in the Required Information;

(iii) assist Parent and the Debt Financing Sources Related Parties in the preparation of (A) customary marketing materials to be used in connection with the Debt Financing and (B) materials for rating agency presentations (including by (x) using reasonable best efforts to cause members of management of the Company to reasonably assist in the preparation of offering memoranda and lender or investor presentations and (y) using reasonable best efforts to cause an officer of the Company to execute and deliver customary authorization letters with respect to the Offering Documents relating to the “bank” financing authorizing the distribution of information to prospective lenders);

(iv) provide other reasonable and customary cooperation with the marketing efforts of Parent and the Debt Financing Sources Related Parties for any portion of the Debt Financing as reasonably requested by Parent;

(v) cooperate reasonably with due diligence, to the extent customary for financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Parent;

(vi) solely with respect to financial information and data derived from the Company’s and its Subsidiaries’ books and records, assist Parent in connection with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent and customary to be included in any marketing materials or Offering Documents in connection with the Debt Financing or of the type required by the Debt Commitment Letter; provided, for the avoidance of doubt, that the Company and its Subsidiaries shall not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization or ownership;

(vii) assist Parent and the Debt Financing Sources Related Parties in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents to the extent reasonably requested and customary;

(viii) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries;

(ix) furnish Parent at least three Business Days prior to the Closing Date with all documentation and other information about the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date that is reasonably required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(x) assist Parent in the preparation of, and execute and deliver as of but not prior to the Closing Date, any guarantee, pledge and security documents, currency or interest rate hedging agreements, if applicable, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters in the form set forth as Exhibit E to the Debt Commitment Letter and any required corporate authorization and incumbencies) and otherwise reasonably facilitate the pledging of collateral and granting and perfection of security interests in respect of the Debt Financing (including, upon the written request of Parent, delivering, in each case, as contemplated by the Debt Commitment Letter, original stock certificates and related powers and original promissory notes and related powers, if any); provided, however, that no obligation of the Company or any of its Subsidiaries under any such document, certificate, agreement or pledge shall be effective until the Closing or be effective if the Closing does not occur;

(xi) facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent, to permit the consummation of the Debt Financing (provided that no such action shall be required by the Company Board); and

(xii) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries;

provided, with respect to clauses (i) through (xii), that (A) neither the Company nor any of its Subsidiaries shall be required to incur or satisfy any liability (including the payment of any fees that would not be reimbursed) in connection with the Financing prior to the Closing, (B) the pre-Closing Company Board and the directors, members and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, unless Parent shall have determined that such directors and managers who are employees of the Company or the Company’s Subsidiaries are to remain as directors and managers of the Company or the Company’s Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date, (C) other than customary representation letters and authorization letters referenced above, neither the Company nor any of its Subsidiaries shall be required to execute or deliver prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents or other certificates, legal opinions or documents, in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date, (D) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate or similar actions prior to the Closing to permit the consummation of the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and (E) neither the Company nor any of its Subsidiaries or Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.16 that could (i) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (ii) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (iii) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Subsidiaries is a party, (iv) require the Company or any of its Subsidiaries or any of their Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines could jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (v) require the delivery of any opinion of counsel (except for customary legal opinions to the extent contemplated by Section 5.17(a)) or (vi) require the Company to prepare or deliver any Excluded Information.

(b) The Company shall, and shall cause its Subsidiaries and their respective representatives to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.16(a) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent shall provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company shall use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”) and such information is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.16 and Section 5.17 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement and implementation of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the exhibits and schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are not used in a manner that is intended, or would be reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of any of them.

Section 5.17 Treatment of Company Indebtedness

(a) Existing Notes.

(i) Parent and Merger Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Existing Notes Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations to obtain any amendments to the Existing Notes Indentures identified by Parent to the Company in writing on or after the date of this Agreement (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s Existing Notes identified by Parent to the Company in writing prior to, on or after the date hereof on terms that are acceptable to Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents (including all mailings to the holders of the applicable Existing Notes and all SEC filings) in connection with the Debt Offer (collectively, the “Debt Offer Documents”), a reasonable period of time in advance of Parent or Merger Sub commencing the applicable Debt Offer to allow the Company and its counsel the opportunity to review and comment on the related Debt Offer Documents and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Parent shall reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, in the case of consent solicitations, operativeness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing and the Debt Offers shall be funded by amounts provided by Parent or one of its Subsidiaries; provided, that the consummation of a Debt Offer with respect to any series of Existing Notes shall not be a condition to the Closing. The Debt Offers shall be conducted in compliance with any applicable provisions of the applicable Existing Notes Indenture and with applicable Law, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Existing Notes Indenture and applicable Laws. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense, to provide customary cooperation reasonably requested by Parent in connection with any Debt Offer; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; provided further, neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Offer or execute any other instruments or agreements in connection therewith (in each case, except as provided in Section 5.17(a)(ii) and (a)(iii)). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Debt Offer will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. To the extent that the provisions of any applicable Law conflict with this Section 5.17, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(ii) Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to the applicable Existing Notes Indenture governing each series of Existing Notes identified by Parent to the Company in writing prior to, on or after the date hereof in accordance with the applicable Existing Notes Indenture, amending the terms and provisions of each such Existing Notes Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Existing Notes Indenture to enter into such supplemental indenture; provided, however, that in no event shall the Company or any of its Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use reasonable best efforts to provide all customary cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.17(a)(ii) to the extent (x) such legal opinion is required to be delivered prior to the Closing Date and (y) the trustee under the applicable Existing Notes Indenture requires an opinion of counsel. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an applicable Law or, if applicable, the provisions of the applicable Existing Notes Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such applicable Law or the provisions of the applicable Existing Notes Indenture, as the case may be, or to give an opinion with respect to financing by Parent.

(iii) If and as requested by Parent, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Existing Notes, the Company shall use reasonable best efforts, to the extent permitted by such series of Existing Notes and the applicable Existing Notes Indenture, to (A) issue a notice of redemption for all or a portion of the outstanding aggregate principal amount of such series of Existing Notes, pursuant to the redemption provisions of the applicable Existing Notes Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing, and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Existing Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Existing Notes Indenture and the other provisions of such Existing Notes Indenture applicable thereto and the satisfaction and release of any Liens on the assets of the Company and its Subsidiaries arising in connection with such redemption and satisfaction and discharge; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time in connection with a redemption and satisfaction and discharge, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Existing Notes Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Existing Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Existing Notes. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense, to provide all reasonable and customary cooperation reasonably requested by Parent in connection with the Discharge of any series of Existing Notes identified to the Company by Parent in writing at any time; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.17(a)(iii) to the extent (x) such legal opinion is required to be delivered prior to the Closing Date and (y) the trustee under the applicable Existing Notes Indenture requires an opinion of counsel. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a redemption for all or a portion of the outstanding aggregate principal amount of any series of Existing Notes with an applicable Law or, if applicable, the provisions of the applicable Existing Notes Indenture, if in the reasonable opinion of the Company’s legal counsel, such redemption does not comply with such applicable Law or the provisions of the applicable Existing Notes Indenture, as the case may be.

(iv) Notwithstanding anything to the contrary set forth in this Section 5.17(a), neither the Company nor any of its Subsidiaries shall be required to (i) take or permit the taking of any action pursuant to Section 5.17(a)(i), Section 5.17(a)(ii) or Section 5.17(a)(iii) that (A) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the Debt Financing or any Debt Offers or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Effective Time, or that would be effective if the Effective Time does not occur (in each case, except as provided in Section 5.17(a)(ii)), (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with the Debt Financing or any Debt Offer (in the case of any other such expense, liability or obligation, that is not, subject to the limitations contained therein, subject to reimbursement or is not otherwise indemnified by Parent pursuant to Section 5.15(c)), (D) would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) would cause any condition to the completion of the Merger set forth in Article VI to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by the Company, (F) would result in a violation or breach of, or a default under, any Material Contract to which the Company or any of its Subsidiaries is a party, the organizational documents of the Company or its Subsidiaries or any applicable Law, or (G) would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; (ii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines could jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns); or (iii) deliver or cause to be delivered any opinion of counsel (except for customary legal opinions to the extent contemplated by Section 5.17(a)(ii) and Section 5.17(a)(iii)). Nothing contained in this Section 5.17(a) or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to commence any Debt Offers or become an obligor under the Debt Financing.

(b) Company Credit Agreement. The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date (with drafts, including final payoff numbers, to be provided at least three (3) Business Days prior to the Closing Date), (A) an appropriate and customary payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”), specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter, including, in the case of any letters of credit or similar obligations, cash collateralization, backstop or repayment of such obligations (it being understood and agreed that Parent shall be responsible for paying all amounts under the Payoff Letter (including cash collateralizing, backstopping or repaying any letters of credit or similar obligations)) and (B) customary documentation evidencing the release of all Liens with respect to the Company Credit Agreement (including any customary termination statements on Form UCC-3 or other customary lien releases); provided that such releases shall not be filed and effective until after the Closing upon receipt by the outgoing lenders of the outstanding amounts required by the Payoff Letter.

Section 5.18 Transaction Litigation. Prior to the Effective Time, the Company shall notify Parent promptly of the commencement of any stockholder Action brought or threatened in writing against the Company, any of its Subsidiaries or any of their respective directors or executive officers relating to the transactions contemplated hereby (the “Transaction Litigation”) and shall promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation; provided, however, Parent may reasonably participate in the defense and any negotiations or settlement discussions of any Transaction Litigation at its own expense and the Company shall give reasonable consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall cause its Representatives not to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 5.19 Resignation. As requested by Parent in writing at least five (5) Business Days prior to the Closing Date, the Company shall (a) (i) use commercially reasonable efforts to deliver to Parent on or prior to the Closing Date duly executed resignations of all authorized officers of the Company and its Subsidiaries and all directors of the Company’s Subsidiaries, and (ii) use reasonable best efforts to deliver to Parent on or prior to the Closing Date duly executed resignations of all directors of the Company, in each case in form and substance reasonably satisfactory to Parent, and (b) use commercially reasonable efforts to take all such other actions as are reasonably necessary to accomplish such resignations.

Section 5.20 Termination of Contracts. On or prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to terminate in full without liability from the Company and its Subsidiaries from each of the Contracts or transactions set forth on Section 5.20 of the Company Disclosure Letter.

Article VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained (which will be satisfied by delivery of the Company Stockholder Written Consent promptly following the execution of this Agreement (but no later than twenty-four (24) hours after the date hereof)).

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Certain Regulatory Approvals. (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and (ii) the consents, clearances and approvals set forth on Section 6.1(c) of the Company Disclosure Letter shall have been obtained or shall be deemed to have been obtained.

(d) Information Statement. At least twenty (20) Business Days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.2(a) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies in such representations and warranties that are de minimis relative to the total fully diluted equity capitalization of the Company;

(ii) set forth in Section 3.1(a) (Organization), Section 3.2(c) and (e) (Capitalization), Section 3.3 (Authority) and Section 3.25 (Brokers) of this Agreement (A) to the extent not qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (B) to the extent qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct, as so qualified, in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

(iii) all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clause (i) or clause (ii) of this Section 6.3(a), shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing as of the Effective Time.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

Section 6.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger or the other transactions contemplated hereby to the extent that such failure was caused by such party’s breach of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise expressly noted herein), whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 11:59 p.m. (prevailing Eastern Time) on September 9, 2025 (the “Termination Date”); provided, that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) to the extent that any action of such party or Merger Sub (in the case of termination by Parent) or failure of such party or Merger Sub (in the case of termination by Parent) to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that if on the Termination Date the conditions set forth in Section 6.1(c) or Section 6.1(b) (to the extent relating to the matters set forth in Section 6.1(c)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended until December 9, 2025 and such date shall become the Termination Date for purposes of this Agreement; provided, further, that if the Termination Date is extended pursuant to the preceding proviso and on such Termination Date the condition set forth in Section 6.1(c) or Section 6.1(b) (to the extent relating to the matters set forth in Section 6.1(c)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended until March 9, 2026 (unless either the Company or Parent delivers to the other party written notice no later than three Business Days before such date indicating its election not to further extend the Termination Date) and such extended date shall become the Termination Date for purposes of this Agreement; provided further, that in the event the Marketing Period has commenced but has not completed as of the Termination Date (including as extended in accordance with the foregoing), the Termination Date shall be automatically extended to the date that is four (4) Business Days following the then-scheduled end date of the Marketing Period.

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used the required efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with its obligations under this Agreement; and provided, further, that no party shall be permitted to invoke this Section 7.1(b)(ii) if such party’s failure to comply with Section 5.6 is the primary cause of the failure of Section 6.1(b) to be satisfied; or

(iii) if the Company Stockholder Written Consent (and thus, for the avoidance of doubt, the Company Stockholder Approval) is not received within twenty-four (24) hours after the date hereof.

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured or is not cured by the earlier of (A) the Termination Date then in effect and (B) the date that is 30 days following written notice from the Company to Parent of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.3(b));

(ii) if prior to obtaining the Company Stockholder Approval (A) the Company Board (or any committee thereof) authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.3, enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b); or

(iii) if (A) the Marketing Period has ended and the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.2 and (C) the Merger shall not have been consummated within three Business Days after the delivery of such notice.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.3 and (ii) cannot be cured or is not cured by the earlier of (A) the Termination Date then in effect and (B) the date that is 30 days following written notice from Parent to the Company of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.2(b)); or

(ii) if prior to obtaining the Company Stockholder Approval (i) the Company Board shall have effected an Adverse Recommendation Change or (ii) following a written request by Parent pursuant to this Section 7.1(d)(ii) following the date any Acquisition Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company and the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation within ten (10) calendar days.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto or the Debt Financing Sources Related Parties, except that the Confidentiality Agreement and the provisions of Section 3.25 and Section 4.10 (Brokers), Section 5.12 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, however, that, subject to Section 7.3(f) and (g), none of the parties hereto shall be released from any liabilities or damages arising out of a Willful and Material Breach or from Fraud.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated except that the expenses incurred in connection with the filing, printing and mailing of the Information Statement (including applicable SEC filing fees) shall be shared equally by Parent and the Company.

(b) If:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination and (B) within six months after such termination, the Company executes a definitive agreement with respect to an Acquisition Proposal (which, for the avoidance of doubt, shall exclude confidentiality and similar preliminary agreements) and such Acquisition Proposal is subsequently consummated (it being understood that such consummation may occur after the six month period after this Agreement is terminated); provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent or its designee a termination fee of $67,000,000 (the “Company Termination Fee”); it being agreed that in no event shall the Company be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Company Termination Fee on more than one occasion.

(c) Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(ii) or Section 7.3(b)(iii) as promptly as reasonably practicable after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii).

(d) In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), or (ii) Parent terminates this Agreement pursuant to Section 7.1(b)(i) and at such time the Company could have terminated this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Parent shall pay or cause to be paid to the Company a termination fee of $236,000,000 (the “Parent Termination Fee”) in immediately available funds within three (3) Business Days after such termination, it being understood that in no event shall

Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees) which amount shall not exceed $15,000,000 in the aggregate, and (ii) if Parent fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3, Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees) which amount shall not exceed $15,000,000 in the aggregate; provided that, in each case, in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees in connection with such suit, together with interest (compounded annually) on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. The parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties hereto would not enter into this Agreement.

(f) The parties hereto agree that the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e), shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or any of their respective Affiliates under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event any such payment becomes due and payable, other than for any claim for Fraud; provided, that, notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability, whether at Law, in Contract, in tort or otherwise, of the Company Related Parties under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated and any Willful and Material Breach) shall not exceed an amount equal to the Parent Termination Fee plus, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e). Subject to the foregoing, upon payment of the Company Termination Fee by the Company in circumstances in which it is payable and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e), none of the Company Related Parties shall have any further liability to Parent, Merger Sub, the Debt Financing Sources Related Parties or any other Person for any losses suffered under, arising out of or relating to this Agreement and the transactions contemplated hereby (including the termination hereof and the abandonment of the Merger), whether at Law, in Contract, in tort or otherwise.

(g) The parties hereto agree that the payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 5.15(c) and/or Section 7.3(e) shall be the sole and exclusive monetary remedy available to the Company Related Parties under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated and for any Willful and Material Breach), in the event any such payment becomes due and payable, other than for any claim for Fraud. Upon payment of the Parent Termination Fee by Parent in circumstances in which it is payable and, if applicable, the costs and expenses of the Company pursuant to Section 5.15(c) and/or Section 7.3(e), none of the Parent Related Parties shall have any further liability to the Company Related Parties or any other Person for any losses suffered under, arising out of or relating to this Agreement and the transactions contemplated hereby (including the termination hereof and the abandonment of the Merger), whether at Law, in Contract, in tort or otherwise, other than for any claim for Fraud. Without limiting the foregoing or anything else contained in this Article VII or elsewhere herein, the Company acknowledges and agrees that none of the financing sources party to the Debt Commitment Letter (such financing sources, collectively with their respective Affiliates and their and their respective Affiliates’ former, current, or future general or limited partners, equity holders, directors, officers, managers, members, employees, representatives or agents and their respective successors and assigns, the “Debt Financing Sources Related Parties”) shall have any liability to the Company Related Parties arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise (including Willful and Material Breach)) any of their obligations under the Debt Commitment Letter. Notwithstanding anything to the contrary, nothing in this Section 7.3(g) shall affect (i) the Company’s rights to specific performance pursuant to Section 8.10 or (ii) any of the Company’s rights and remedies with respect to the Confidentiality Agreement in accordance with the terms thereof.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto, prior to the Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires approval or adoption by the stockholders of the Company without such approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article VIII
GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties hereto which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided no automatic “bounce back” or similar automatic message of non-delivery is promptly received with respect thereto), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fourth (4th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Novolex Holdings, LLC

3436 Toringdon Way, Suite 100,

Charlotte, North Carolina 28277
Attn: Daniel L. Rikard
Email: [***]

with a copy (which shall not constitute notice) to:

Apollo Management IX, L.P.

9 West 57th Street

New York, NY 10019

Attn: James Elworth

Peter Sinensky
Email: [***]

[***]

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Brian P. Finnegan
Email: [***]

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Attn: Michael Zelenczuk

E-mail: [***]

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Timothy Burns

Email: [***]

(ii) if to the Company, to:

Pactiv Evergreen Inc.

1900 West Field Court

Lake Forest, Illinois 60045
Attention: Chandra Mitchell
E-mail: [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo

Timothy Fesenmyer

Jon Kubek

E-mail: [***]

[***]

[***]

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company that constitute 20% or more of (i) the net revenues, (ii) the net income or (iii) the assets of the Company and its Subsidiaries, taken as a whole (in the case of items (i) and (ii), based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company SEC Documents and, in the case of item (iii), measured by the fair market value thereof as determined in good faith by the Company Board)) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the outstanding Shares, in each case other than the Merger and the other transactions contemplated by this Agreement;

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, other than in the case of the definitions of Confidentiality Agreement and Parent Related Party, or for purposes of Section 4.12 (No Other Representations or Warranties), Section 5.5 (Access to Information; Confidentiality), Section 5.12 (Public Announcements), Article VII (Termination) and Section 8.17 (Non-Recourse), (i) with respect to CPPIB, in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of CPPIB or any of its Affiliates, including any portfolio company or investment vehicle affiliated with CPPIB, and (ii) with respect to Apollo Global Management, Inc., in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (excluding any investment fund that is an Equity Commitment Party (for the avoidance of doubt, other than any Subsidiary of Parent)), nor shall any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (excluding any investment fund that is an Equity Commitment Party) be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, for purposes of Section 5.6 (Antitrust), Cyldesdale Parent, L.P. and its Subsidiaries shall be considered Affiliates of Parent.

(c) “AGM Person” means (for the avoidance of doubt, in each case, other than Clydesdale Parent, L.P. and its Subsidiaries (including Parent or Merger Sub)), (a) Apollo Global Management, Inc., (b) any affiliate of Apollo Global Management, Inc. or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by Apollo Global Management, Inc., and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing.

(d) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar laws and regulations applicable to the Company or the Subsidiaries from time to time, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(f) “Apollo Funds” means, collectively, (i) Apollo Investment Fund IX, L.P., (ii) Apollo Overseas Partners (Delaware) IX, L.P., (iii) Apollo Overseas Partners (Delaware 892) IX, L.P., (iv) Apollo Overseas Partners IX, L.P. and (v) Apollo Overseas Partners (Lux) IX, SCSp;

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Toronto, Ontario or Governmental Entities in the State of Delaware are authorized or required by applicable Law to be closed;

(h) “COFECE” means the Mexican Comisión Federal de Competencia Económica;

(i) “Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case whether written or unwritten, that is maintained, administered, contributed to or sponsored by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any present or future liability, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and any plan, agreement, program, policy or arrangement maintained or sponsored by a Governmental Entity or established by Law to which the Company or any Subsidiary is required to contribute pursuant to applicable Law;

(j) “Company Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of August 5, 2016, by and among Pactiv Evergreen Group Holdings Inc., Pactiv LLC, Evergreen Packaging LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time);

(k) “Company Group” means the Company and its wholly owned Subsidiaries, taken as a whole;

(l) “Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company;

(m) “Company Related Party” means the Company Group and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates;

(n) “Company Stock Plan” means the Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan, as in effect from time to time (including any predecessor plan);

(o) “Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading under the circumstances under which it was made available, (b) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities);

(p) “Contract” means any note, bond, mortgage, indenture, contract, agreement, Lease, license, permit or other instrument or obligation to which a Person is a party or by which such Person or any of their respective properties are bound, other than any Company Benefit Plan;

(q) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(r) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign Laws or regulations related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage;

(s) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;

(t) “CPPIB” means Canada Pension Plan Investment Board;

(u) “CPPIB Investor” means CPP Investment Board Private Holdings (4) Inc.;

(v) “CPPIB Person” means (for the avoidance of doubt, in each case, other than Clydesdale Parent, L.P. and its Subsidiaries (including Parent and Merger Sub)), (a) CPPIB, (b) any affiliate of CPPIB including CPPIB Investor, or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by CPPIB, and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing;

(w) “Debt Commitment Letter” means the executed commitment letter dated as of the date hereof, from the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes of funding a portion of the Financing uses (the “Debt Financing”);

(x) “Debt Financing Sources” means the Persons (including parties to any joinder agreement or amendments joining such Persons to the Debt Commitment Letter) that have committed to provide or arrange any debt financing contemplated by the Debt Commitment Letter or alternative debt financings as set forth in Section 5.15(b) in connection with the Merger;

(y) “Designated Claims” means (A) claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in this Agreement) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) that the Company may assert against each Guarantor pursuant to the terms and conditions of the respective Limited Guarantees, (iii) that the Company may assert against Parent to enforce Parent’s rights with respect to (x) each Equity Commitment Party for specific performance of its obligation to fund its committed portions of the Equity Financing and (y) Clydesdale Parent, L.P. for specific performance of its obligation to contribute the Equity Financing to Parent, in each case of clauses (x) and (y), solely in accordance with, and pursuant to the terms and conditions of, the applicable Equity Commitment Letter, or (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement or any other Transaction Document to which they are party, and (B) that third parties identified as third party beneficiaries in Section 8.6 may assert against Parent and/or the Surviving Corporation, as applicable, solely in accordance with, and pursuant to, the terms and conditions of this Agreement;

(z) “Environmental Laws” means all foreign, federal, state, municipal or local Laws relating to pollution or the protection of the environment or natural resources, including the quality of the ambient air, soil, surface water or groundwater, or the production, distribution, use, storage, treatment, transportation, recycling, Release or other handling of, or exposure to, Materials of Environmental Concern;

(aa) “Environmental Permits” means all governmental permits, licenses, rights, registrations and other authorizations and approvals required under applicable Environmental Laws;

(bb) “Equity Financing” means the equity financing that each of the Apollo Funds and CPPIB Investor has committed to provide to Parent in the respective amounts set forth in the applicable Equity Commitment Letter;

(cc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(dd) “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any trade or business, whether or not incorporated, that, at the relevant time, together with the Company or any of its Subsidiaries would be deemed a “single employer” or under common control within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA;

(ee) “Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of Indebtedness or equity or ownership of Parent or any of its Affiliates (including the Company and its Subsidiaries on or after the Closing Date), (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plans of distribution, (iii) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (iv) risk factors relating to all or any component of the Debt Financing, (v) financial statements or information required by Rules 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (vi) separate subsidiary financial statements, (vii) projections, (viii) “segment” financial information, (ix) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A, (x) any financial information or other information (other than the financial statements and other information necessary under the definition of Required Information) that the Company is not reasonably able to produce without undue burden or expense, or that the Company is not reasonably able to produce under its current reporting systems, and the Company shall not be required to recast or restate any financial statements for discontinued operations as a result of the Merger and (xi) any information the provision of which would violate any applicable Law, any obligation of confidentiality binding upon the Company or any of its Affiliates, or waive any privilege that may be asserted by the Company or any of its Affiliates, unless any such information is or would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading;

(ff) “Existing Notes” means the (i) 4.000% Senior Secured Notes due 2027, (ii) 4.375% Senior Secured Notes due 2028, (iii) 7.950% Debentures due 2025 and (iv) 8.375% Debentures due 2027, in each case issued pursuant to the applicable Existing Notes Indenture;

(gg) “Existing Notes Indentures”, means the (i) Indenture, dated as of October 1, 2020, by and among Pactiv Evergreen Group Issuer LLC (f/k/a Reynolds Group Issuer LLC), Pactiv Evergreen Group Issuer Inc. (f/k/a Reynolds Group Issuer Inc.), the guarantors party thereto, Wilmington Trust, National Association, as trustee, and The Bank of New York Mellon, as collateral agent as supplemented by the Second Supplemental Indenture, dated as of October 13, 2021, (ii) Indenture, dated as of September 24, 2021, by and among Pactiv Evergreen Group Issuer LLC, Pactiv Evergreen Group Issuer Inc., the guarantors party thereto, Wilmington Trust, National Association, as trustee, and The Bank of New York Mellon, as collateral agent as supplemented by the First Supplemental Indenture, dated as of October 13, 2021, and (iii) Indenture, dated as of September 29, 1999, by and between Tenneco Packaging Inc. (as predecessor in interest to Pactiv LLC) and The Chase Manhattan Bank (as predecessor in interest to The Bank of New York Mellon Trust Company, N.A.), as trustee, as supplemented by the Second Supplemental Indenture, dated as of November 4, 1999, and the Fifth Supplemental Indenture, dated as of November 4, 1999, in each case, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(hh) “Foreign Plan” means each Company Benefit Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries whose primary work location is outside the United States.

(ii) “Fraud” means, with respect to any party hereto, the intentional (not constructive) misrepresentation of fact by such party with respect to the making of any of the representations and warranties set forth in Article III and Article IV (as applicable) with the (i) actual knowledge (as opposed to constructive knowledge) of such party that such representation was false when made, and (ii) intent to induce the other party to enter into this Agreement or any other Transaction Document in reliance upon such misrepresentation, upon which the party to whom such representation was made reasonably relied to its detriment or damage, as interpreted under Delaware common law;

(jj) “Government Official” includes any officer, employee or other person acting in an official capacity on behalf of: (i) any Governmental Entity or any department or agency of a government, including elected officials, judicial officials, civil servants and military personnel, or children, spouses, siblings or parents thereof; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled by a Governmental Entity; and (iv) any political party, as well as candidates for political office;

(kk) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (iv) all obligations for leases classified as capital or finance lease in accordance with GAAP, (v) any sale and leaseback transaction, (vi) any transaction or other liability with respect to any sale, assignment or securitization of receivables or inventory to any third party (including any factoring, inventory or similar agreements) and (vii) all guarantees of such Person of any Indebtedness of any other Person;

(ll) “Intellectual Property” means any and all intellectual property, industrial property and other proprietary rights in information arising in any jurisdiction throughout the world, whether registered or unregistered, including: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, copyrightable subject matter, mask works and designs; (d) trade secrets, secretos industriales, know-how, inventions, processes, procedures, confidential business information and other proprietary information; (e) computer programs, software, rights in data, databases and compilations of data; (f) domain names, social media identifiers and related accounts, and (g) all applications and registrations for any of the foregoing;

(mm) “International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws and regulations pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order or directive promulgated, issued or enforced pursuant to such laws, which are applicable to the Company or any Subsidiary from time to time; (iv) anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs laws of other countries in which the Company or any of its Subsidiaries has conducted or is currently conducting business;

(nn) “Intervening Event” means an event or effect that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which effect, or any consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholder Approval and (B) does not relate to an Acquisition Proposal;

(oo) “IT Assets” means any and all information technology assets and systems, including computers, software, hardware, firmware, middleware and platforms, interfaces, systems, networks, equipment, facilities, websites, infrastructure, workstations, switches and data communication lines;

(pp) “Joint Venture Agreement” means that certain Limited Liability Company Agreement of the Joint Venture Entity, dated as March 22, 2024, by and among the Joint Venture Entity, Pactiv LLC (as successor by merger to PCA West Inc.) and J.G. Haddy Sales Company;

(qq) “Joint Venture Entity” means Coast Packaging Company LLC, a Delaware limited liability company;

(rr) “knowledge” of the Company means the actual knowledge after due inquiry of the individuals listed on Section 8.3(qq) of the Company Disclosure Letter;

(ss) “Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property which is used or intended to be used in the business currently conducted by the Company or any Subsidiary of the Company;

(tt) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary of the Company holds any Leased Real Property;

(uu) “Liens” means any security interests, mortgages, hypothecations, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances;

(vv) “Marketing Period” means the first period of fifteen (15) consecutive days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Information and the Required Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive day period; provided, that (i) July 4,

2025, November 27, 2025, and November 28, 2025 shall not constitute days for purposes of calculating such fifteen (15) consecutive day period (provided, however, that such exclusion shall not restart such period), (ii) if such fifteen (15) consecutive day period has not been completed on or prior to December 20, 2024, such fifteen (15) consecutive day period shall not commence earlier than January 6, 2025, (iii) if such fifteen (15) consecutive day period has not been completed on or prior to August 15, 2025, such fifteen (15) consecutive day period shall not commence earlier than September 2, 2025 and (iv) if such fifteen (15) consecutive day period has not been completed on or prior to December 19, 2025, such fifteen (15) consecutive day period shall not commence earlier than January 5, 2026; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Information would not be Compliant at any time during such fifteen (15) consecutive day period or otherwise ceases to meet the requirement of “Required Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Information” (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered) and, following delivery of such Required Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice or other written communication from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered and is Compliant;

(ww) “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, occurrence or effect to the extent arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the general financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate (including increased competition or changes or developments in commodity prices of the Company’s and its Subsidiaries’ raw material inputs), (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws (including actions taken by any Governmental Entities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition) or any changes in GAAP, or in interpretations of any of the foregoing, in each case, solely to the extent arising following the date hereof, (5) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (8) any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages or other similar force majeure events, or any escalation or worsening of such conditions, (9) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (10) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of an Action by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that any of the foregoing may be taken into account in determining whether there has been a breach of any representation or warranty in Section 3.1, Section 3.3, Section 3.4, and Section 3.6), (12) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement, or (13) any actions taken (or omitted to be taken) at the request of

Parent; provided, in the case of clauses (1), (2), (4), (7), (8), (9) and (10) only, to the extent the impact of such event, change, occurrence or effect does not have a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries conduct business (provided, further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”);

(xx) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, and any petroleum or petroleum-derived substance, waste or additive, asbestos, asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substance, radioactive compound, or other compound, element, material or substance (including products), in each case to the extent they give rise to liability under any Environmental Law;

(yy) “Nasdaq” means the Nasdaq Stock Market LLC or any successor thereto;

(zz) “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(aaa) “Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the Debt Commitment Letter, in connection with the Debt Financing;

(bbb) “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person;

(ccc) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary of the Company whether or not used in their business as currently conducted;

(ddd) “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impair the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby;

(eee) “Parent Related Parties” means Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates;

(fff) “Permitted Encumbrances” means: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to Real Property which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to Real

Property incurred in the Ordinary Course of Business for amounts which are not delinquent, would not reasonably be expected to have a Material Adverse Effect and are being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (C) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company or any Subsidiary of the Company or any violation of which would not have a Material Adverse Effect; (D) Liens permitted under any loan agreement or indenture; (E) easements, covenants, conditions, restrictions and other similar matters affecting title to Real Property and other title defects which would not have a Material Adverse Effect; and (F) all matters that would be shown by an accurate survey or inspection of Real Property;

(ggg) “Person” means an individual, corporation, partnership, limited liability company, association, estate, trust or other entity or organization, including any Governmental Entity;

(hhh) “PSU Performance Level” means, (i) with respect to Company PSUs granted in 2022, maximum achievement of the applicable performance condition, (ii) with respect to Company PSUs granted in 2023, if the Closing is on or before June 30, 2025, then achievement of the applicable performance condition at 132% of target and if the Closing is after June 30, 2025, then achievement of the applicable performance condition based on the Company’s forecasted performance in 2025 as forecasted in good faith by the Compensation Committee of the Company Board within thirty (30) days of the Closing but in any event no later than two (2) Business Days prior to the Closing, applying the methodologies set forth on Section 8.3(hhh) of the Company Disclosure Letter, and (iii) with respect to Company PSUs granted in 2024, 100% of target achievement.

(iii) “Real Property” means, collectively, the Owned Real Property and the Leased Real Property;

(jjj) “Related Party” means a Company Related Party or a Parent Related Party, as applicable;

(kkk) “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Materials of Environmental Concern in, onto or through the environment;

(lll) “Required Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto;

(mmm) “Sanctioned Country” means any country or region that itself is the subject or target of a comprehensive embargo under Sanctions (as of the date of this Agreement, Belarus, Cuba, Iran, North Korea, Syria, Russia, Venezuela, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, Luhansk People’s Republic regions of Ukraine, Zaporizhzhia and Kherson);

(nnn) “Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Entity;

(ooo) “Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC “Specially Designated Nationals and Blocked Persons List” or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Entity, (c) located, organized or resident in a Sanctioned Country or (d) 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c);

(ppp) “Solvent” means, as of any time of determination, with respect to any Person, that: (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date;

(qqq) “Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body is owned or controlled, directly or indirectly, by such first Person or (ii) with respect to which the Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs of management of such Person; provided, however, for clarity, that for the purpose of this Agreement, the Joint Venture Entity will not be deemed to be a Subsidiary of the Company;

(rrr) “Superior Proposal” means any Acquisition Proposal on terms which the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement taking into account all the terms and conditions of such proposal, and this Agreement; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(sss) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms or similar filings (including any attachments thereto and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity relating to Taxes, including any information return, claim for refund, election, disclosure, amended return or declaration of estimated Taxes;

(ttt) “Taxes” means any and all federal, state, provincial, local, municipal or foreign taxes, assessments and similar governmental charges and impositions in the nature of tax (including taxes based upon or measured by income, franchise, windfall, or other profits, gross receipts, property, capital gains, sales, goods and services, use, capital stock, license, branch, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment, production, stamp, occupation, premium, transfer, net worth, excise, withholding, alternative or base erosion minimum, ad valorem, housing contributions, tariffs, compensatory quotas, concession fees, customs authorization fees, customs certification fees, import duties, countervailing duties, antidumping duties and value added taxes), together with any and all interest, fines, penalties and additions imposed with respect to such amounts, in each case imposed by any Governmental Entity;

(uuu) “Transaction Documents” means this Agreement, the Confidentiality Agreement, the Equity Commitment Letters, the Debt Commitment Letter, the Limited Guarantees and any other document contemplated hereby or thereby or any document or instrument delivered in connection hereunder or thereunder;

(vvv) “United States” or “U.S.” means the United States of America;

(www) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1986, as amended, or any similar state, local, or foreign Law; and

(xxx) “Willful and Material Breach” means, with respect to this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of the Closing to occur.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any reference to “days” in this Agreement means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this

Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10, which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended to be third party beneficiaries thereof, (b) if and only if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration, (c) the right of the Company to pursue equitable relief for the benefit of the Company and its holders of Shares, in the event of Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement or a breach of this Agreement by Parent or Merger Sub, and (d) the Debt Financing Sources Related Parties shall be express third-party beneficiaries of, and may enforce, in each case solely to the extent that it relates to the Debt Financing Sources Related Parties, Section 7.3(f), this Section 8.6, Section 8.7, Section 8.8(b), Section 8.9, Section 8.13 and Section 8.17 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections in a manner adverse to the Debt Financing Sources Related Parties) and such provisions so referred to in this clause (d) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Sources Related Party without prior written consent of the Debt Financing Sources Related Parties that are party to the Debt Commitment Letter. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that in any action brought against any Debt Financing Sources Related Party in accordance with Section 8.8(b), the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.8 Submission to Jurisdiction.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each party hereto agrees that it will not bring any action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 8.8(a) mutatis mutandis but with respect to the courts specified in this Section 8.8(b).

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that Parent may collaterally assign its rights under this Agreement to any Debt Financing Sources Related Party (provided, further, that such assignment shall not relieve Parent of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.10 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub acknowledge and agree that, at any time prior to the valid termination of this Agreement pursuant to Article VII, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts chosen under Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or provide any bond as a prerequisite to obtaining equitable relief, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for other reasons) shall be subject to the requirements that (i) all of the conditions set forth in Section 6.2 and Section 6.3 have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing) at the time when Closing would have been required to occur pursuant to Section 1.2, (ii) the Debt Financing has been funded in full in accordance with the terms thereof or will be funded in full in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be permitted or entitled to receive both (i) an order for specific performance to cause the Closing to occur and (ii) payment of the Parent Termination Fee or other monetary damages.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.

Section 8.14 Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 Parent Guarantee. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 8.17 Non-Recourse. Each party hereto agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, except for Designated Claims, each party hereto agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder (including the Financing) or under any other Transaction Document will be sought or had against any other Person, including any Related Party and any Debt Financing Sources Related Party, and no other Person, including any Related Party and any Debt Financing Sources Related Party, will have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, (i) no Debt Financing Sources Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing), or the valid termination or abandonment of any of the foregoing; (ii) subject to Section 7.3 hereof, no Company Related Party or Parent Related Party will be responsible or liable for any multiple, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing), or the valid termination or abandonment of any of the foregoing; provided that notwithstanding the foregoing or anything to the contrary herein the Company shall have the right to seek damages based on loss of the economic benefits of the transactions contemplated by this Agreement, including loss of premium, on behalf of holders of Shares, and (iii) Parent and Merger Sub shall be entitled to bring claims and causes of action against the Debt Financing Sources related to or arising from the Debt Commitment Letter and the Debt Financing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVOLEX HOLDINGS, LLC

By: /s/ Stanley Bikulege
Name: Stanley Bikulege
Title: Chief Executive Officer

ALPHA LION SUB, INC.

By: /s/ Stanley Bikulege
Name: Stanley Bikulege
Title: Chief Executive Officer

PACTIV EVERGREEN INC.

By: /s/ Michael J. King
Name: Michael J. King
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]